Exhibit 10.12

Execution version

Dated

………13….October 2010

SHARE PURCHASE AGREEMENT

relating to

Luis Oliveira Sá – SGPS, S.A.

Execution version

Table of Contents

1	Definitions and Interpretation	4

2	Transfer of HoldCo Shares, Accessory Contributions and Shareholder Loans	13

3	Purchase Price	13

4	Conditions	16

5	Pre-Closing Covenants	18

6	Post-Closing Covenants	20

7	Closing	21

8	Representations and Warranties	23

9	Taxation, Environmental and other Indemnities	34

10	Limitation of Liability	35

11	Claims	40

12	Confidentiality	41

13	Miscellaneous	42

14	Dispute resolution and governing law	45

15	Annexes	46

16	Schedules	46

Execution version

THIS SHARE PURCHASE AGREEMENT is made on …13… October 2010 between the following entities:

1.	FAMÍLIA OLIVEIRA SÁ, SGPS, S.A., a company organized and incorporated under the laws of Portugal, whose registered office is located at Rua do Outeiro, 906, Maia, Porto, tax identification number and registered with the commercial registry of Maia under number 509 260 594, with a fully issued and paid-up share capital of € 50.000,00, hereinafter referred to as “Seller”,

AND

2.	WRCA PORTUGAL SOCIEDADE UNIPESSOAL LDA, a company organized and incorporated under the laws of Portugal, whose registered office is located at Rua Sao Joao de Brito, 605E, 1., 1.2, 4100-455, Ramalde, Porto and registered with the commercial registry of Porto under number 509 579 442, hereinafter referred to as “WireCo”,

RECITALS

(A)	The Seller will be at Closing the sole shareholder of the Portuguese holding company “LUIS OLIVEIRA SÁ - SGPS, S.A.” (“HoldCo”), whose registered office is located at Rua do Outeiro, 906, Maia, tax identification number and registered with the commercial registry of Maia under number 507 963 890, with a fully issued and paid-up share capital of € 62.500,00;

(B)	The share capital of HoldCo is divided into 62.500 nominative shares with a par value of €1.00 each, 80% of which are owned by the Seller and the remaining 20% will be bought, on or prior to Closing, by the Seller from its current owner;

(C)	HoldCo owns, directly or indirectly: (a) 2.002.725 ordinary shares with a par value of € 5.00 each, representing 90,00% of the share capital and 100,00% of the share voting capital of “Manuel Rodrigues de Oliveira Sá & Filhos, S.A.” (“COS”), tax identification number and registered with the commercial registry of Maia under number 500 180 547, with registered office at Rua do Outeiro, 906, Maia, with a share capital of € 11.126.250,00, divided into 2.225.250 shares of € 5,00, each; (b) two quotas of € 80.000,00 and € 40.000,00, representing 100% of the fully issued and paid-up capital of “Albino, Maia & Santos, Limitada” (“AMS”), tax identification number and registered with the commercial registry of Lisbon under number 500 013 918, with registered office at Rua dos Remolares, 28/38, Lisbon, with a capital of € 120.000,00; (c) two quotas of € 149.600,00 and € 400,00, representing 100% of the fully issued and paid-up capital of “Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada” (“C&L”), tax identification number and registered with the commercial registry of Loures under number 502 040 157, with registered office at Urbanização da Portela, Avenida da República, 1-1/A, Portela, Loures, with a capital of € 150.000,00; (d) 3.000 shares representing 100% of the fully issued and paid-up share capital of “Oliveira Holland, B.V.” (“Oliveira Holland”), tax identification number 801949749B01 and registered with the commercial registry of Rotterdam under number 24241025, with registered office at Mandenmakerstraat 51, 3194 DA Hoogvliet, Rotterdam, with a issued and paid-up capital of € 1.361.340,65;

Execution version

(D)	The remaining 222.525 shares of COS, representing 10,00% of its registered and fully paid-up share capital are held by COS itself;

(E)	A Letter of Intent to which the Seller, another entity and WireCo are parties was entered into on 23rd/28th June 2010, pursuant to which the parties agreed upon the sale to WireCo of COS and its Subsidiaries, through the acquisition of HoldCo shares, together with the acquisition of the accessory contributions and shareholder loans. On or prior to Closing the Seller will have acquired all accessory contributions and shareholder loans that it did not own as at the date of the Letter of Intent and as at this date;

(F)	HoldCo and its subsidiaries were subject to a due diligence exercise performed for the benefit of WireCo by itself and by KPMG, PLMJ and AMEC.

The Parties agree as follows:

1	Definitions and Interpretation

1.1	Definitions

Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

1.1.1	“Accessory Contributions” means the accessory contributions held by the Seller in HoldCo at Closing in the global amount of € 19.459.350,00;

1.1.2	“Accounts Date” means December 31st, 2009;

1.1.3	“Accounting Principles” means the PGAAP (Portuguese Generally Accepted Accounting Principles);

1.1.4	“Affiliate” means

(i)	in respect of a body corporate, a person who owns:

(a)	more than 50%: (a) of the shares with voting rights; or (b) of the voting rights in such body corporate; and

(b)	any securities awarding voting rights, or of voting rights, including (without limitation) under any agreement or contractual arrangements, which grant: (a) the right to, directly or indirectly, direct or cause the direction of the management and policies of such body corporate; or (b) the actual ability to “de facto” direct or cause the direction of the management and policies of such body corporate; and

(c)	any subsidiary or parent company of that body corporate and any subsidiary of any such parent company, in each case from time to time; and

(ii)	any Affiliate of any person in the paragraph (i) above.

1.1.5	“Agreed Form” means, in relation to a document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Parties (in each case with such amendments as may be agreed by them on or on their behalf);

Execution version

1.1.6	“Agreement” means this Share Purchase Agreement, including all Schedules and instruments in amendment or confirmation of it; “hereof”, “hereto”, “above”, “below”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Clause or other subdivision; “Clause” or other subdivision of this Agreement followed by a number mean and refer to the specified Clause or other subdivision of this Agreement;

1.1.7	“AMEC” means AMEC Earth & Environmental;

1.1.8	“AMS” means “Albino, Maia & Santos, Limitada”, tax identification number and registered with the commercial registry of Lisbon under number 500 013 918, with registered office at Rua dos Remolares, 28/38, Lisbon with a capital of € 120.000,00;

1.1.9	“António Conde Claim” means a claim made by António Conde & Cª, S.A. (hereinafter “António Conde”) in relation to allegedly defective wire rope supplied by COS, through which COS is being claimed an amount related not only to the wire rope itself but also other losses, amounting to a preliminary estimate of €100,000.00. COS has requested the intervention of its insurance company in relation to this claim;

1.1.10	“Breaching Party” shall have the meaning ascribed in Clause 9.3.1 hereof;

1.1.11	“Business Day” means a day which is not a Saturday or a Sunday or a public holiday in Portugal and/or in the State of Missouri in the United States of America or a day on which banking institutions in Oporto and/or Maia, Portugal, and/or in the State of Missouri in the United States of America are authorised to be closed;

1.1.12	“By-Laws” means the by-laws of the COS Group Companies (attached hereto as Annex no. 1.1.12);

1.1.13	“Category 1 Claim” means a Claim in relation the breach of any one or more of the Category 1 Warranties, the Fundamental Warranties and/or the Tax Indemnity;

1.1.14	“Category 1 Warranties” means the Seller Warranties set out in Clauses 8.3.5, 8.3.6, 8.3.7, 8.3.8, 8.3.10, 8.3.11, 8.3.17, 8.3.18, 8.3.20 and 8.3.22 or any one of them;

1.1.15	“C&L” means “Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada”, tax identification number and registered with the commercial registry of Loures under number 502 040 157, with registered office at Urbanização da Portela, Avenida da República, 1-1/A, Portela, Loures, with a capital of € 150.000,00;

1.1.16	“Claim” means any warranty, payment, guarantee or indemnification claim arising from this Agreement;

1.1.17	“Claim Notice” means a written notice sent by the non-Breaching Party to the Claimed Party specifying the nature of the claim or demand and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim and demand) in accordance with Clause 11;

Execution version

1.1.18	“Claimed Party” shall have the meaning given in Clause 11.1 hereof;

1.1.19	“Claiming Party” shall have the meaning given in Clause 11.1 hereof;

1.1.20	“Closing” means, cumulatively, the valid and effective:

(a)	transfer of the HoldCo Shares, Accessory Contributions and Shareholder Loans to WireCo; and

(b)	payment by WireCo of the Purchase Price;

1.1.21	“Closing Date” means the date on which the Closing occurs;

1.1.22	“Closing Confirmation Notice” means the letter to be signed by the Seller and WireCo at Closing in the form set out in Schedule 7;

1.1.23	“Competing Business” means a business that competes with any business carried on at any time during 12 (twelve) months preceding the Closing Date by any of the COS Group Companies;

1.1.24	“Conditions Precedent” means the conditions precedent to the Closing, as set forth in Clause 4.1 of the Agreement;

1.1.25	“Control” shall have the meaning referred to in article 486 of the Portuguese Companies Code, which shall imply the ownership or holding, directly or indirectly, in any company (the “subsidiary”) of:

a) more than 50%: (a) of the shares with voting rights; or (b) of the voting rights in the subsidiary; or

b) any securities awarding voting rights, or of voting rights, including (without limitation) under any agreement or contractual arrangements, which grant: (a) the right to, directly or indirectly, direct or cause the direction of the management and policies of a subsidiary; or (b) the actual ability to “de facto” direct or cause the direction of the management and policies of a subsidiary.

1.1.26	“COS” means “Manuel Rodrigues de Oliveira Sá & Filhos, S.A.”, tax identification number and registered with the commercial registry of Maia under number 500 180 547, with registered office at Rua do Outeiro, nº 906, Maia, with a share capital of € 11.126.250,00 divided into 2.225.250 shares of € 5,00, each;

1.1.27	“COS Group Companies” means HoldCo, COS, AMS, C&L and Oliveira Holland;

1.1.28	“Deposit” shall have the meaning given to it in Clause 3.2.1;

1.1.29	“Deposit Escrow Account” means the bank account where the Deposit will be kept in escrow;

1.1.30	“Deposit Escrow Agent” means the deposit escrow agent to be agreed between the Parties in writing;

Execution version

1.1.31	“Deposit Escrow Agreement” means the deposit escrow agreement in the Agreed Form set out in Schedule 4;

1.1.32	“Disclosure Letter” means the disclosure letter attached at Schedule 6 hereto;

1.1.33	“Due Diligence” means the legal, Tax, accounting, environmental, commercial, operational and financial due diligence performed by WireCo and its advisors in respect of HoldCo and its Subsidiaries;

1.1.34	“Due Diligence Documents” means those documents provided to WireCo during Due Diligence which are included in folders initialled by the Parties for the purpose of identification;

1.1.35	“EBITDA” means earnings before interest, tax, depreciation and amortisation;

1.1.36	“Employment Creation Payments” means an amount equal to any Tax reimbursement/Tax savings received by any of the COS Group Companies in immediately available funds pertaining to Employment Creation (“Criação Líquida de Emprego”) in respect of the year 2010;

1.1.37	“Environment” means (i) all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water, water in pipes, drainage or sewerage systems) and/or land and (ii) any living organisms (including human beings) or systems supported by all or any of those media;

1.1.38	“Environmental Consents” means any permit, licence, authorisation, approval, registration or consent required under or in relation to Environmental Laws;

1.1.39	“Environmental Covenant” means the covenant relating to the Environment set out in Clause 9.2;

1.1.40	“Environmental Emergency” means any sudden, unforeseen event after the Closing Date that would be likely to result in significant harm to the Environment;

1.1.41	“Environmental Indemnity” means the environmental covenant set out in Clause 9.2;

1.1.42	“Environmental Laws” means all or any European Union, national or local laws (including statute law, civil, criminal and administrative law), together with all subordinate legislation, codes of practice, guidance notes, circulars, decisions, decrees, ordinances, regulations, orders, by-laws and judgments relating to Environmental Matters, together with any judicial or administrative interpretation of each of the foregoing;

1.1.43	“Environmental Matters” means all or any matters relating to the pollution or protection of the Environment, the use, storage, handling or disposal of Hazardous Substances, human health and safety (including health and safety of employees, occupiers and invitees, food safety and fire safety) and matters relating to the construction, demolition, alteration or use of buildings or land to the extent that they relate to any of the foregoing;

Execution version

1.1.44	“Environmental Proceedings” means any criminal, civil, judicial, administrative or regulatory proceedings, suit or action under Environmental Law against any COS Group Company in relation to any Site by or any governmental agency, court, tribunal or other regulatory body with jurisdiction under Environmental Law or any third party;

1.1.45	“Escrow Agent” means the escrow agent to be agreed in writing between the Parties.

1.1.46	“Escrow Agreement” means the escrow agreement in the Agreed Form set out in Schedule 2;

1.1.47	“Escrow Amount” shall have the meaning given to it in Clause 3.1.2(i);

1.1.48	“Escrow Bank Account” means the bank account in which the Escrow Amount is kept in escrow;

1.1.49	“Family Members” means Luís Malafaya Oliveira Sá, Maria Cristina Norton Lages Malafaya Sá Dias Duarte, Miguel Lages Malafaya Oliveira Sá and Rodrigo Lages Malafaya Oliveira Sá;

1.1.50	“FAS” means Federal Anti-Monopoly Service in the Russian Federation;

1.1.51	“FAS Approval being obtained” means that the FAS shall have approved in writing the Transaction either unconditionally or on terms reasonably satisfactory to the Parties in fulfilment of the condition precedent set out in clause 4.1.1(iii) and “FAS Non Approval” means confirmation from the FAS in writing that it does not approve the Transaction;

1.1.52	“Financial Statements” means the audited consolidated financial statements of HoldCo for the 12 (twelve) months period ended on the Accounts Date;

1.1.53	“Fundamental Claim” means a Claim for breach of any one or more of the Fundamental Warranties;

1.1.54	“Fundamental Warranties” means the Seller Warranties set out in Clauses 8.3.1, 8.3.2, 8.3.3 and 8.3.4 and the undertaking given by the Seller in Clause 5.5 or any one of them;

1.1.55	“Hazardous Substances” means any material or substance, including waste, which, alone or in combination with other substances, causes or may cause harm or damage to the Environment or detriment to the health and safety of any person including, for the avoidance of doubt, asbestos or asbestos containing materials, energy, radiation, radioactive substances and electromagnetic fields;

1.1.56	“HoldCo” means “LUIS OLIVEIRA SÁ - SGPS, S.A.”, whose registered office is located at Rua do Outeiro, 906, Maia, tax identification number and registered with the commercial registry of Maia under number 507 963 890, with a fully issued and paid-up share capital of € 62.500,00;

Execution version

1.1.57	“HoldCo Shares” means the 62.500 nominative shares with a par value of €1.00 each representing 100% of the issued share capital of HoldCo;

1.1.58	“Intellectual Property” means trademarks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, database rights and all other similar rights in any part of the world (including know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

1.1.59	“Interim Period” means the period from the date of this Agreement until the Closing Date;

1.1.60	“Key Managers” means Maria Cristina Norton Lages Malafaya Sá Dias Duarte, Miguel Lages Malafaya Oliveira Sá, Rodrigo Lages Malafaya Oliveira Sá and José Luís da Silva Fonseca;

1.1.61	“KPMG” means KPMG LLP, 345 Park Avenue, New York, NY 10154 USA;

1.1.62	“Leakage” means

(a)	in each case to, on behalf of, or for the benefit of the Seller or its shareholders, the Family Members or José Luís da Silva Fonseca or to any party to the Letter of Intent or any of its Affiliates:

(I)	any dividend or distribution (whether in cash or in kind) declared, paid or made by any COS Group Company;

(II)	any management, service or other charges or fees paid by any COS Group Company;

(III)	any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by any COS Group Company or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of a COS Group Company;

(IV)	any waiver, deferral or release by any COS Group Company of any amount or obligation owed or due to such COS Group Company;

(V)	any payment of interest or principal in respect of any indebtedness owed by any COS Group Company;

(VI)	any transaction other than on arm’s length third party terms;

(VII)	any payment of any costs, bonuses or other sums by any COS Group Company;

(VIII)	any assumption or discharge of any liability (including in relation to any recharging of costs of any kind) by any COS Group Company;

Execution version

(IX)	any guarantee, indemnity or security provided by any COS Group Company in respect of the obligations or liabilities of the Seller or any of its Affiliates;

(X)	any other payments made (whether in cash or kind) or benefits conferred by any COS Group Company; and

(b)	any payments made, or liabilities incurred, by any COS Group Company to any third party outside the ordinary course of business or relating to the Transaction (including any transaction or retention bonuses for management or advisers’ fees payable in connection with the Transaction), but does not include Permitted Leakage.

1.1.63	“Letter of Intent” means the letter of intent dated 23/28 June 2010 between the Seller, WireCo and an entity which was a shareholder of Holdco as at such date;

1.1.64	“Liens or Encumbrances” means any mortgage, lien, usufruct, charge, pledge, encumbrance, claim, right of pre-emption, option, right of first refusal, right to acquire or convert, or other security interests, defects of title or restriction of any kind, including, without limitation, any restriction on the voting, transfer or dividend distribution or other attributes of ownership or rights of set-off, and other encumbrances of any kind;

1.1.65	“Long Stop Date” means December 20, 2010;

1.1.66	“Losses” means all losses, liabilities, Tax, costs, charges, expenses, actions, proceedings, claims and demands;

1.1.67	“Management Accounts” means the management accounts of each COS Group Company for the twelve-month periods ending on 31 December 2008 and 31 December 2009 and for the period from 31 December 2009 to 31 August 2010 which were provided to WireCo on or about the date hereof;

1.1.68	“Minimum Basket Amount” shall have the meaning given in Clause 10.3.1;

1.1.69	“Net Financial Debt” means the consolidated indebtedness of COS Group Companies in respect of the following:

(a)	amounts borrowed from and debit balances at financial institutions;

(b)	any bond, note, debenture, shareholder’s loan or other similar instrument;

(c)	pension obligations assumed;

(d)	any agreement treated as a finance or capital lease;

(e)	accrued interests over the above mentioned in a), b) and d) amounts borrowed;

(f)	accrued corporate income taxes net of payments on account of corporate income tax and corporate income tax withheld;

and deducted by:

Execution version

(g)	bank deposits, whether short term or long term;

(h)	cash on hand, including amounts (cheques and others) received from clients but still pending deposit in bank accounts;

(i)	treasury applications; and

(j)	amounts loaned to third parties.

1.1.70	“Oliveira Holland” means “Oliveira Holland, B.V.”, tax identification number 801949749B01 and registered with the commercial registry of Rotterdam under number 24241025, with registered office at Mandenmakerstraat 51, 3194 DA Hoogvliet, Rotterdam, with a issued and paid-up capital of € 1.361.340,65;

1.1.71	“Permitted Assignee” means any Affiliate(s) of WireCo and also, after Closing, any third party or third parties which is an Affiliate of the legal and or beneficial owner from time to time of any or all of the HoldCo Shares;

1.1.72	“Permitted Leakage” means the payment of salaries, bonuses and other payments as required by their relevant employment agreements to be made by HoldCo or any other COS Group Company to the Family Members or to José Luís da Silva Fonseca, the relevant details of which are set out in Schedule 1;

1.1.73	“Pfeiffer Claim” means a claim made by Pfeifer Seil - Und Hebetecnhik Gmbh (hereinafter “Pfeifer”) in relation to allegedly malfunctioning wire ropes supplied by COS during the years 2008 and 2009. Concerning such claim, COS has paid expenses amounting to €90,859.00 (both in relation to payments made to Pfeifer and other expenses borne, amounting to €82,723.00 and €8,136.00, respectively) and subsequently claimed such amount to its insurance company under its product liability insurance policy;

1.1.74	“PLMJ” means - A. M. Pereira, Sáragga Leal, Oliveira Martins, Júdice e Associados, Sociedade de Advogados, RL, Rua São João de Brito, 605E, 1º, 1.2, 4100-455 Porto;

1.1.75	“Premier Wire Rope Arrangement Description” means the written description delivered to WireCo on the date hereof, containing a full description of the arrangements between the COS Group Companies and Premier Wire Rope, the details of which are set out in Annex 1 to the Disclosure Letter;

1.1.76	“Protected Territories” means South America, the European Union, the Commonwealth of Independent States, Georgia, China, Philippines, Indonesia, India, Malaysia, Angola, Mozambique, Nigeria, South Africa, Democratic Republic of the Congo, Uganda, Sudan, Morocco, Algeria, Libya, Egypt and Western Sahara;

1.1.77	“Purchase Price” has the meaning given in Clause 3.1.1;

1.1.78	“Related Parties” means any person that is under the Control of any of the Parties;

1.1.79	“Seller Warranties” means the representations and warranties given by the Seller pursuant to Clause 8 and “Seller Warranty” means any one of them;

Execution version

1.1.80	“Shareholder Loans” means shareholder contributions executed by the Seller in HoldCo in the global amount of € 328.907,50;

1.1.81	“SIFIDE Payments” means an amount equal to any Tax reimbursements/ Tax savings received by any of the COS Group Companies in immediately available funds as a result of the use of R&D Tax credit (SIFIDE) in respect of the years 2007, 2009 and 2010;

1.1.82	“Site” means any real property currently or formerly owned, leased, occupied or used by any COS Group Company;

1.1.83	“Subsidiaries” means any company at each time as from the Closing Date directly or indirectly under Control of HoldCo:

1.1.84	“Supporting Financial Information” means the trial balances and other financial information provided to WireCo on or about the date hereof which is identified as such by the Parties in writing;

1.1.85	“Tax” or “Taxation” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

1.1.86	“Tax Indemnity” means the Tax indemnity provided by the Seller pursuant to Clause 9.1;

1.1.87	“Tax Warranties” means the Seller Warranties set out in Clause 8.3.10 or any one of them;

1.1.88	“Third Party Claim” means any claim, demand or proceeding asserted or instituted by any party other than the Parties and their Related Parties which could give rise Losses for which the Breaching Party would be liable to the non-Breaching Party;

1.1.89	“Transaction” means the sale and acquisition of HoldCo Shares;

1.1.90	“Warranties” means all of the Seller Warranties and the WireCo Warranties; and

1.1.91	“WireCo Warranties” means the representations and warranties given by WireCo pursuant to Clause 8 and “WireCo Warranty” means any one of them.

1.2	Interpretation

1.2.1	Clauses, Annexes, Schedules etc.

References to this Agreement include any Recitals, Annexes and Schedules to it and references to Clauses, Annexes and Schedules are to Clauses of and Annexes and Schedules to this Agreement.

Execution version

1.2.2	Headings

Headings shall be ignored in construing this Agreement.

1.2.3	Days

References in this Agreement to days are references to calendar days except if expressly mentioned that they are Business Days.

1.2.4	Parties

References in this Agreement to Parties or Party are exclusive references to the Seller and/or WireCo, as appropriate.

2	Transfer of HoldCo Shares, Accessory Contributions and Shareholder Loans

2.1	Agreement to sell and purchase the HoldCo Shares, Accessory Contributions and Shareholder Loans

2.1.1	At Closing, pursuant and subject to the terms and conditions hereof (including, without limitation, Clause 2.1.4) and relying upon the representations and warranties set forth herein, the Seller shall sell and transfer to WireCo and WireCo undertakes to purchase, or procure any Permitted Assignee to purchase, from the Seller the HoldCo Shares, the Accessory Contributions and the Shareholder Loans.

2.1.2	The Seller shall, and shall procure that HoldCo will, take all necessary steps prior to or at Closing in order to ensure the enforceability of the provision set forth in Clause 2.1.1 above, notably with regard to any resolution from the Seller or HoldCo or other action required to be taken to validly effect the transfer of the HoldCo Shares, the Accessory Contributions and the Shareholder Loans from the Seller to WireCo on the terms and conditions hereof (including, without limitation, Clause 2.1.4).

2.1.3	WireCo shall ensure that all necessary resolutions are passed or other actions as may be required so that it or its Permitted Assignee validly purchases the HoldCo Shares, the Accessory Contributions and the Shareholder Loans.

2.1.4	The HoldCo Shares, the Accessory Contributions and the Shareholder Loans will be sold free and clear from any Liens or Encumbrances, together with all rights and obligations appurtenant thereto as at Closing.

2.1.5	The transfer to WireCo of the HoldCo Shares, the Accessory Contributions and the Shareholder Loans shall be executed through the signature by each of the Parties of a share, accessory contributions and shareholder loans purchase and sale agreement in the form of the draft attached herein as Schedule 3.

3	Purchase Price

3.1	Purchase Price and payment of the Purchase Price at Closing

3.1.1	The aggregate price for the Holdco Shares, the Accessory Contributions and the Shareholder Loans (the “Purchase Price”) shall be:

(i)	EUR 59,148,000 (fifty nine million, one hundred and forty eight thousand Euros) plus

(ii)	an amount equal to EUR 5,186,000 (five million, one hundred and eighty six thousand Euros); plus

Execution version

(iii)	an amount equal to EUR 23,850 (twenty three thousand, eight hundred and fifty Euros) multiplied by the number of days between 31 August 2010 and the Closing Date.

The Purchase Price shall be apportioned to the Accessory Contributions and Shareholder Loans at their respective nominal value as at the Closing Date, with the balance to be apportioned to the HoldCo Shares.

3.1.2	At Closing, WireCo shall pay to the Seller and to the Escrow Bank Account an amount equal to the Purchase Price less the Deposit in accordance with the following:

(i)	EUR 10 million (the “Escrow Amount”) shall be paid to the Escrow Bank Account to be held on the terms and conditions of the Escrow Agreement in the Agreed Form set out in Schedule 2;

(ii)	the remainder shall be paid to the Seller at Barclays Bank account number 206002830, NIB 003205480020600283018, IBAN PT50 003205480020600283018, SWIFT Code BARCPTPL,

and WireCo shall sign a Closing Confirmation Notice authorising the Deposit Escrow Agent to release the Deposit Escrow Amount to the Seller in the form of the draft attached herein as Schedule 7.

3.1.3	Subject to any adjustments pursuant to Clause 3.3 below, the Purchase Price shall be adopted for all Tax reporting purposes.

3.2	Payment of Deposit

3.2.1	Together with the signature of this Agreement, WireCo has paid to the Deposit Escrow Account the amount of € 3.000.000,00 (three million Euros) (the “Deposit”), to be held on the terms and conditions of a Deposit Escrow Agreement in the Agreed Form set out in Schedule 4.

3.2.2	If the FAS Approval has not been obtained prior to the Long Stop Date and Closing does not take place on or prior to the Long Stop Date pursuant to Clause 7.1.1, if:

(i)	the failure to obtain FAS Approval on or prior to the Long Stop Date is due (in whole or in part) to any failure of the Seller to comply promptly with its obligations under Clause 7.1.2, the Deposit shall be released from the Deposit Escrow Account to WireCo immediately after the Long Stop Date in accordance with the terms of the Deposit Escrow Agreement and the Seller shall have no right to take any action under this Agreement against WireCo (including but not limited to any claim for damages); or

(ii)	the failure to obtain FAS Approval on or prior to the Long Stop Date is not (in whole or in part) due to any failure of the Seller to comply promptly with its obligations under Clause 7.1.2, the Deposit shall be released from the Deposit Escrow Account to the Seller immediately after the Long Stop Date in accordance with the terms of the Deposit Escrow Agreement.

3.2.3	If on or before the Long Stop Date:

(i)

WireCo fails to materially comply with any obligation set out in Clause 7.2.2, 7.2.3 and 7.2.4 to the extent such obligation has not been waived in accordance to the terms of this Agreement by the Seller then, without

Execution version

prejudice to any of the accrued rights and remedies available to the Seller (including the right to terminate this Agreement and to claim damages), the Deposit shall be released from the Deposit Escrow Account to the Seller in accordance with the terms of the Deposit Escrow Agreement; or

(ii)	the Seller fails materially to comply with any obligation set out in Clause 7.2.1 to the extent such obligation has not been waived in writing in accordance to the terms of this Agreement by WireCo then, without prejudice to any of the accrued rights and remedies available to WireCo (including the right to terminate this Agreement and to claim damages), the Deposit shall be released from the Deposit Escrow Account to WireCo in accordance with the terms of the Deposit Escrow Agreement.

3.2.4	For the purposes of Clause 3.2.2(i) and 7.1.2 the Seller shall provide the information requested by WireCo in sufficient time as to allow WireCo to comply with any deadline given by FAS for the provision of such information, provided that the Seller shall always have no less than 2 days to comply with any request for information by WireCo made under Clause 7.1.2 unless the request is delivered by WireCo to the Seller on a Friday, Saturday or Sunday in which case the Seller shall have no less that 3 days to respond.

3.3	Pre-Closing or Post-Closing Adjustments of the Purchase Price

3.3.1	SIFIDE Payments and Employment Creation Payments

WireCo shall pay, or shall procure that an amount is paid to the Seller which is equal to any SIFIDE Payments and Employment Creation Payment, net of any costs borne by WireCo (and any of its Affiliates) or any of the COS Group Companies (including but not limited to professional and advisory fees whether nor not paid on, prior to or after Closing, except for those that were paid prior to 31 August 2010 and are taken into account in the Management Accounts) in obtaining such Tax credit within 30 (thirty) Days of receipt of the relevant payment by the relevant COS Group Company. Any such payment shall be considered as a Pre-Closing or Post-Closing adjustment to the Purchase Price, as the case may be. The fact that the COS Group Companies do not have taxable income during the relevant period in which the Tax saving is being obtained does not affect the right of the Seller to such adjustment to the Purchase Price, being deemed that an accounting period has ended on Closing Date.

3.3.2	Claims and indemnities

If Closing has occurred and any payment is made by WireCo to the Seller or by the Seller to WireCo in respect of any Claim for any breach of this Agreement or pursuant to an indemnity under this Agreement, the payment shall be considered as an Post-Closing adjustment to the Purchase Price paid by WireCo to the Seller for the HoldCo Shares, Accessory Contributions and Shareholder Loans under this Agreement and the Purchase Price shall be deemed to have been reduced or increased, as applicable, by the amount of such payment.

3.3.3	Interest rate swaps

The amount in clause 3.1.1(ii) was agreed between the Parties taking into consideration a mark-to-market value of €313,000 in relation to two interest rate swaps held by COS (from which were deducted the related corporate income tax

Execution version

amounting to €91,000). At least 3 (three) Business Days prior to Closing, the Seller will procure the termination of such interest rate swaps and the amount included in Clause 3.1.1(ii) will be adjusted by deducting the actual expenses paid by COS in settling the two interest rate swap agreements. Any such adjustment shall be considered as a Pre-Closing adjustment to the Purchase Price.

3.3.4	Fair exhibition costs

COS has entered into an agreement with Associação Selectiva Moda, pursuant to which this entity applied for an internationalization subsidy designed to support expenses related with fair exhibitions participation. Following this agreement, if COS receives any reimbursement of part of the expenses paid by COS in connection with its participation in such fair exhibitions provided that such expenses were paid prior to 31 August 2010 and are taken into account in the Management Accounts, WireCo shall pay, or shall procure that an amount equal to such reimbursements is paid to the Seller within 30 (thirty) Days of receipt of the relevant payment provided that the maximum of all amounts payable under this clause is €25,000. Any such payment shall be considered as a pre-Closing or a Post-Closing adjustment to the Purchase Price as the case may be.

3.3.5	Insurance payments to COS

If any payment is made to COS by an insurance company and such payment is related to the Pfeiffer Claim presented by COS prior to Closing, an amount equal to any payment made by any of the COS Group Companies prior to Closing in relation to the Pfeiffer Claim, net of any amount to be paid by COS to any its customers or any third party in relation to the respective insurance claim and net of any reasonable costs incurred in obtaining such payments, shall be paid by WireCo to the Seller within the 30 (thirty) days following the such payment to COS by an insurance company. Any such payment shall be considered as a Pre-Closing or Post-Closing adjustment to the Purchase Price whether it occurs prior or after Closing.

4	Conditions

4.1	Conditions Precedent

The agreement to sell and purchase the HoldCo Shares, as set out in Clause 2.1 above, is conditional upon the satisfaction of the following conditions at or prior to Closing (the “Conditions Precedent”):

4.1.1	Conditions to obligations of WireCo

The obligation of WireCo to complete the Transaction contemplated herein shall be subject to the fulfilment (by the Seller in the cases of sub-clauses 4.1.1(i) and 4.1.1(ii)) and by WireCo in the case of sub-clause 4.1.1(iii)) or waiver in writing (in accordance with the terms of this Agreement) by WireCo, at or prior to Closing of the following conditions, which are provided in the interest of WireCo:

(i)	Representations and Warranties:

The Seller declares that the representations and warranties made by the Seller in this Agreement are true and correct in all material respects as at the date of this Agreement and the Seller shall repeat such declaration at Closing that those representations and warranties are true and correct in all material respects at the Closing Date.

Execution version

(ii)	Performance:

The Seller shall have performed and complied in all material respects with all covenants, agreements and undertakings required by this Agreement to be performed, or complied with, by the Seller at or prior to Closing, including, but not limited to, the fulfilment of the relevant Closing events set forth in Clause 7.2.1 below.

(iii)	FAS Approval:

The FAS shall have approved in writing the Transaction.

4.1.2	Conditions to obligations of the Seller

The obligations of the Seller to complete the Transaction contemplated herein shall be subject to the fulfilment by WireCo, or waiver (in accordance with the terms of this Agreement) by the Seller, at or prior to Closing of the following conditions, which are provided in the interest of the Seller:

(i)	Representations and Warranties:

WireCo declares that the representations and warranties made by WireCo in this Agreement are true and correct in all material respects as at the date of this Agreement and WireCo shall repeat such declaration at Closing that those representations and warranties are true and correct in all material respects at the Closing Date.

(ii)	Performance:

WireCo shall have performed and complied in all material respects with all covenants, agreements and undertakings required by this Agreement to be performed, or complied with, by WireCo at or prior to the Closing, including, but not limited to, the fulfilment of the relevant Closing events set forth in Clauses 7.2.2, 7.2.3 and 7.2.4 below.

4.2	Responsibility for Satisfaction

4.2.1	The Seller shall use its best endeavours to ensure the satisfaction of the conditions set out in Clause 4.1.1 (i) and (ii) and WireCo shall use its best endeavours to ensure the satisfaction of the conditions set forth in Clause 4.1.1(iii) and Clause 4.1.2.

4.3	Satisfaction/Waiver

4.3.1	The Seller may at any time waive in whole or in part the conditions set out in Clause 4.1.2 above, by notice in writing to WireCo.

4.3.2	WireCo may at any time waive in whole or in part the conditions set out in Clause 4.1.1 above, by notice in writing to the Seller.

4.4

If a declaration is made by the Seller under Clause 4.1.1(i) and WireCo is aware that the representations and warranties made by the Seller on the date of this Agreement were not true in all material respects as at the date of this Agreement and/or are not true and correct in all material respects as at the proposed Closing Date, WireCo shall deliver to the Seller

Execution version

a written notice confirming its objection to the declaration(s) made and shall attach reasonable supporting evidence for such objection(s) and the Condition Precedent in Clause 4.1.1(i) shall not be fulfilled and WireCo shall not be obliged to comply with any of its obligations under Clauses 7.2.2, 7.2.3 and 7.2.4 and Closing shall not occur.

4.5	If a declaration is made by WireCo under Clause 4.1.2(i) and the Seller is aware that the representations and warranties made by WireCo on the date of this Agreement were not true in all material respects as at the date of this Agreement and/or are not true and correct in all material respects as at the proposed Closing Date, the Seller shall deliver to WireCo a written notice confirming its objection to the declaration(s) made and shall attach reasonable supporting evidence for such objection(s) and the Condition Precedent in Clause 4.1.2(i) shall not be fulfilled and the Seller shall not be obliged to comply with any of its obligations under Clauses 7.2.1 and Closing shall not occur.

5	Pre-Closing Covenants

5.1	Information

The Parties covenant and agree that during the Interim Period, each of them shall promptly upon the occurrence of, or promptly upon becoming aware of the impending or threatened occurrence of, any event which:

(i)	would cause or constitute a breach of any of its representations and warranties contained in or referred to in this Agreement; or

(ii)	would constitute non-compliance with the performance and compliance in all materially relevant respects with the covenants, agreements and undertakings required by this Agreement,

the Seller or WireCo shall give reasonably detailed written notice thereof to the other Party and shall use its best efforts to prevent or promptly remedy the same.

5.2	Standstill

The Seller hereby undertakes to procure that each of the COS Group Companies, during the Interim Period, shall carry on its business as a going concern in the ordinary and usual course as each such entity has carried on its business in the twelve months prior to the date of this Agreement, and without prejudice to the foregoing shall comply with the provisions of Schedule 5.

5.3	No assignment

The Seller will not at any time during the Interim Period assign, transfer or otherwise create in favour of any other party any right, interest or Liens or Encumbrances over the HoldCo Shares, the Accessory Contributions and the Shareholder Loans.

5.4	Press Releases

5.4.1

Each of the Parties acknowledge and agree that it shall use all reasonable efforts to consult with each other on the form and substance of the public announcement pertaining to this Agreement and the implementation of the Transaction to be released by WireCo (and by the Seller if it so wishes) on or about the date of this Agreement. To the extent possible, each Party shall use reasonable efforts to accommodate the other Party’s comments on any such public announcements. Each of the Parties further agree that it shall use all reasonable efforts to agree the

Execution version

form and substance of the public announcement pertaining to this Agreement and implementation of the Transaction to be released by WireCo at Closing. The Parties shall use their best efforts to assure compliance with this Clause by each of their respective subsidiaries.

5.4.2	Following Closing, the Seller shall not, and shall procure that its Affiliates shall not, make any public announcement or issue any circular in connection with the existence or the subject matter of this Agreement without the prior written approval of WireCo (such approval not to be unreasonably withheld or delayed). WireCo and its Affiliates following the Closing shall be entitled to make public announcements from time to time but such public announcements shall not include commercial specificities of this Agreement other than details that WireCo is required to disclose by law or regulation or is required to disclose to its bondholders under the terms of the US$275 million 9.5% Senior Notes due 2017 issued by WireCo or any bond or security issued by WireCo or its Affiliates after the date of this Agreement.

5.4.3	Each of the Parties and their Affiliates following the signing of this Agreement shall be entitled to make private communication of the existence of this Agreement to their suppliers, agents, distributors and clients provided that the Parties will co-operate and consult with each other in relation to any such private communication with suppliers, agents, distributors or clients.

5.4.4	The restrictions on the Seller and its Affiliates in this clause 5.4 shall not apply to the extent that the public announcement or circular is required by law.

5.4.5	The public announcements must always comply with the confidentiality obligations set in clause 12.2.

5.5	No Leakage

5.5.1	The Seller undertakes to WireCo that since the Accounts Date:

(i)	there has not been any Leakage and there will not be any Leakage in the Interim Period; and

(ii)	no arrangement or agreement has been made or will be made that will result in any Leakage or any payment or benefit as referred to in sub-paragraph (iii) below; and

(iii)	no relation of any Family Member or of Jose Luis da Silva Fonseca and no company in which any Family Member or Jose Luis da Silva Fonseca or their relations is interested (as a director or shareholder or otherwise) or any trust of which any of them is a beneficiary has received or will receive prior to Closing any payment or benefit from a COS Group Company which would be Leakage if received by a Family Member.

5.5.2	The Seller undertakes to WireCo:

(i)	that if there is a breach by it or any of its Affiliates of any of the undertaking set out in this Clause 5.5, it shall pay or procure payment in cash to WireCo of a sum equal to the aggregate of: (i) the amount of the Leakage; and (ii) all costs, Losses, liabilities or expenses suffered or incurred by WireCo or any of its Affiliates (including any COS Group Companies) in connection with the breach; and

Execution version

(ii)	to notify WireCo in writing promptly after becoming aware of anything which would constitute a breach by it or any of its Affiliates of any of the undertakings set out in this Clause 5.5.

5.5.3	It is agreed that none of the limitations of liability set out in Clause 10 shall apply to any claim to indemnification under this Clause 5.5.

6	Post-Closing Covenants

6.1	Neither the Seller nor any of its Affiliates shall (whether alone or jointly with another or directly or indirectly) carry on or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in the Protected Territories for three years after the Closing Date, provided that nothing in this Clause 6.1 shall prevent the Seller from:

6.1.1	owning purely for financial investment purposes securities in any company provided that they do not exceed 5 per cent. in nominal value of the securities in that company (or any class of securities); or

6.1.2	acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses (taken together, the “Acquired Business”) and carrying on or being engaged in the Acquired Business although its activities include a Competing Business (the “Acquired Competing Business”) if:

(i)	the Acquired Competing Business represents not more than 10 per cent. of the Acquired Business (measured in terms of turnover in its last accounting year); and

(ii)	the turnover of the Acquired Competing Business in its last accounting year did not exceed the greater of 10 per cent. of the COS Group Companies’ existing sales and €4 million; or

6.1.3	performing its obligations under this Agreement and/or any other agreement which it may enter into with an Affiliate of WireCo.

6.2	Neither the Seller nor any of its Affiliates shall (whether alone, jointly with another, directly or indirectly) for 2 years after Closing, offer to employ or seek to entice away from the COS Group Companies or conclude any contract for services with, any person who was employed by any of the COS Group Companies or was a distributor, agent or representative of any of the COS Group Companies at any time during the 12 months ending on the Closing Date (other than the Key Managers that shall not continue working for COS Group Companies after Closing and any other person whose employment or engagement as a distributor, agent or representative has been terminated by the relevant COS Group Company).

6.3	Neither the Seller nor any of its Affiliates shall (whether alone, jointly with another, directly or indirectly) for 2 years after Closing contact or conduct business with any person who was a customer or supplier of any of the COS Group Companies at any time during the 12 months preceding the Closing Date.

6.4

Neither the Seller nor any of its Affiliates shall (whether alone, jointly with another, directly or indirectly), at any time from one month after Closing, use or display any trademark, business name or mark, domain name or any website containing (i) the word(s) “Oliveira” (except where use of such name is due to the fact that “Oliveira Sá” is the current

Execution version

corporate name of the Seller, which will not be changed, or is a family name of any of the Seller’s shareholders) or (ii) any business or trade name used exclusively by the COS Group Companies at the Closing Date or (iii) any other word(s) closely resembling any such word(s) or business or trade name. Nothing in this Clause 6.4 restricts the Seller, its shareholders or its Affiliates from using the name “Luís Oliveira Sá”.

6.5	The Seller agrees to provide assistance to WireCo (including responding as promptly as possible to requests for information and copies of documents it may have or have access to) in relation to any matters relating to the conduct of the business of the COS Group Companies in the period prior to the Closing Date including for the purposes of WireCo or any of its Affiliates complying with its accounting reporting obligations or corresponding with any governmental or Tax authority.

7	Closing

7.1	Closing Date

7.1.1	The Closing shall take place at 2 pm at Maia, Rua do Outeiro, 906, or such other location as may be agreed in writing between the Parties, on the earliest of the following dates (the “Closing Date”):

(i)	5 (five) Business Days following the FAS Approval having been obtained; or

(ii)	the Long Stop Date,

in each case provided that all conditions precedent in Clauses 4.1.1 and 4.1.2 have been fulfilled or waived in writing in accordance with the terms of this Agreement.

7.1.2	If reasonably requested by WireCo, the Seller shall, and shall procure each COS Group Company shall, provide as promptly as reasonably practicable all reasonable assistance, cooperation and information necessary to complete the application for merger control approval from the FAS and to address any request for information from the FAS in connection therewith until the Long Stop Date. As set out in Clause 3.2.4 the Seller shall provide the information requested by WireCo in sufficient time as to allow WireCo to comply with any deadline given by FAS for such information requested, provided that the Seller shall always have no less than 2 days to provide such information unless the request is delivered by WireCo to the Seller on a Friday, Saturday or Sunday in which case the Seller shall have no less that 3 days to respond.

7.1.3	WireCo undertakes to notify the Seller in writing within 1 (one) Business Day after receiving the FAS Approval or an FAS Non Approval. Such notice will be given to the Seller by fax and e-mail as set out in Clause 13.11, with a copy to the Escrow Deposit Agent.

7.2	Closing Obligations

At Closing and, to the extent possible, simultaneously:

7.2.1	The Seller shall deliver to WireCo the following:

(i)	share certificates of HoldCo Shares duly endorsed;

(ii)	the share, accessory contributions and shareholder loans purchase and sale agreement or transfer instrument duly executed;

Execution version

(iii)	a request addressed to HoldCo for the registration of the transfer of ownership to WireCo of the HoldCo Shares, pursuant to article 102, 2, c), of the Portuguese Securities Code;

(iv)	resignation letters of all members of the social bodies of HoldCo, COS, AMS, C&L and Oliveira Holland (except from the managing director of Oliveira Holland), in the Agreed Form, confirming that they have no claim against the said companies for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise and also that no arrangement is outstanding under which those companies have or may have any obligation to them;

(v)	if requested by WireCo, the resignation of the auditors of Oliveira Holland;

(vi)	the COS Group Companies’ books (including, but not limited to, minutes books of the board of directors, minutes books of the general meeting of shareholders, ledger of shares or shareholders’ register book), the share certificates of COS, and up-to-date certificate of the commercial register of each of the COS Group Companies;

(vii)	a certified copy of board minutes of the Seller in the Agreed Form authorising the execution of and the performance of its obligations under this Agreement and each ancillary document relating to the Transaction;

(viii)	a copy of the Closing Confirmation Notice signed by the Seller;

(ix)	a legal opinion issued by Telles de Abreu e Associados – Sociedade Advogados, RL in the Agreed Form and updating the opinion given by the same firm as of the date of this Agreement.

7.2.2	WireCo shall deliver to the Seller a copy of either a quota holder general meeting minutes approving the undertaking of obligations under and the execution of this Agreement and each ancillary documents relating to this transaction or any other document in substitution for the same and a copy of the Closing Confirmation Notice signed by the Purchaser.

7.2.3	WireCo shall deliver to the Seller the share and accessory contributions and shareholder loans purchase and sale agreement duly executed;

7.2.4	WireCo shall pay the Purchase Price to the Escrow Bank Account and to the Seller in accordance with Clause 3.1.2.

7.3	Breach of Closing Obligations

7.3.1	If either the Seller or WireCo fails to materially comply with any obligation set out in Clause 7.2 above and such obligation has not been waived in accordance with the terms of this Agreement by the other Party, Clause 3.2.3(i) and 3.2.3(ii) (as appropriate) shall apply.

7.4	Immediately after Closing

7.4.1	Immediately after Closing WireCo shall hold a general shareholders meeting of HoldCo wherein WireCo shall vote in favour of the following resolution:

(i)	acceptance of the resignation of all of the members of all social bodies of HoldCo and appointment of new members in their stead.

Execution version

7.4.2	Immediately after Closing WireCo shall cause HoldCo to hold a general shareholders meeting of COS, AMS, C&L and Oliveira Holland wherein WireCo shall vote or shall procure that the relevant shareholder of the relevant entity votes in favour of the following resolution:

(i)	acceptance of the resignation of all of the members of all social bodies of such entities (with the exception of the managing director of Oliveira Holland) and appointment of new members in their stead.

7.5	Post-Closing Obligations

7.5.1	The Parties have agreed that WireCo must amend as soon as possible the current corporate name of HoldCo to any other name without reference to Luis Sá. WireCo will use all reasonable endeavours to change the corporate name of HoldCo immediately after Closing and will in any event change it within 30 (thirty) days after Closing and will provide to the Seller, within that period of time, with the commercial certificate proving that the amendment was done and registered. During the 30-day period HoldCo shall be permitted to use reference to Luis Sá in its corporate name and in the ordinary course of business.

8	Representations and Warranties

8.1	The Seller Warranties and the WireCo Warranties

8.1.1	The Seller, in relation to itself and to the COS Group Companies, and WireCo, in relation to itself, represents and warrants to each other as set out below. The Parties acknowledge that both are relying upon such representations and warranties on its execution of this Agreement and that they would not have entered into this Agreement without the benefit of such representations and warranties. Both Parties further acknowledge that there shall be no ability to file a Claim for breach of any Warranty to the extent that the facts or events to which such Claim relates are disclosed in the Disclosure Letter in accordance with Clause 8.4.

8.2	The WireCo Warranties

8.2.1	WireCo represents and warrants that it:

(i)	is duly incorporated and validly existing under the laws of Portugal, with full corporate power, legal capacity and authority to hold stakes in companies and to enter into this Agreement;

(ii)	has taken all necessary resolutions or other actions as may be required so that it or its Permitted Assignee validly purchase the HoldCo Shares, the Accessory Contributions and the Shareholder Loans;

(iii)	has obtained all necessary approvals, authorisations and consents as required by its constitutional documents as to enter into this Agreement;

(iv)	no petition for its bankruptcy, global rearrangement of indebtedness, liquidation or winding-up has been filed or threatens to be filed;

(v)	all necessary action, consents, contractual, corporate, administrative or otherwise, registration with or notification by WireCo either from or to any third person under and pursuant to any laws to which WireCo is subject, has been taken in order to authorise or permit the execution, delivery and performance of this Agreement by WireCo; and

Execution version

(vi)	this Agreement constitutes a legal, valid and binding obligation of WireCo enforceable against the same in accordance with its terms.

8.3	The Seller Warranties

The Seller represents and warrants as to the following:

8.3.1	Organisation and Qualification of COS Group Companies

(i)	The Seller and each of the COS Group Companies is duly incorporated, validly existing under the respective laws, with full corporate power, legal capacity and authority to conduct its business in the manner and in the places where the same is conducted by.

(ii)	No petition for the bankruptcy, global rearrangement of indebtedness, liquidation or winding-up of the Seller or any of COS Group Companies has been filed or threatens to be filed.

(iii)	The copies of the extracts of the commercial register and/or the By-Laws of all of COS Group Companies as amended to the date hereof attached as Annex no. 1.1.12 are complete, correct and up to date.

8.3.2	Title of HoldCo Shares and Accessory Contributions

(i)	The Seller will be at Closing the total and beneficial owner of HoldCo Shares.

(ii)	The Seller will be at Closing the beneficial owner of all of the voting rights of COS.

(iii)	HoldCo is the total and beneficial owner, whether directly or indirectly, of all of the shares and quotas of the other COS Group Companies.

(iv)	The HoldCo Shares and all of the shares of the other COS Group Companies are and will be at Closing issued, fully paid up and free of any Liens or Encumbrances.

(v)	The Accessory Contributions and Shareholders Loans were duly executed and are duly reflected in the Financial Statements.

(vi)	The aggregate amount of Accessory Contributions and Shareholder Loans is equal to € 19.788.257,50 (nineteen million seven hundred and eighty eight thousand two hundred and fifty seven Euros and fifty cents).

(vii)	At Closing the Seller will have full legal and beneficial ownership of the Accessory Contributions and the Shareholder Loans free of any Liens or Encumbrances.

(viii)	At Closing, other than the Shareholder Loans and Accessory Contributions, no other indebtedness will exist between the COS Group Companies on the one hand and on the other hand any of the following: (i) the Seller and any of its Affiliates or (ii) any party to the Letter of Intent or any of its Affiliates or (ii) any of the Family Members or Jose Luis da Silva Fonseca or any of their relations or any company in which any Family Member or Jose Luis da Silva Fonseca or any of their relations is interested (as a director or shareholder or otherwise) or any trust in which any of them is a beneficiary.

Execution version

8.3.3	Authorisation

All necessary action, consents, contractual, corporate, administrative or otherwise, registration with or notification either from or to any third person under and pursuant to any laws to which the Seller is subject, has been taken by them in order to authorise or permit the execution, delivery and performance of this Agreement.

8.3.4	Enforceability

This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the same in accordance with its terms.

8.3.5	Compliance with Obligations and Laws

(i)	The execution, delivery, and performance of this Agreement will not:

(a)	constitute a breach or violation of the articles of association of the Seller or any of the COS Group Companies hereto;

(b)	result in a violation of any law, regulation, administrative order or judicial order applicable to the Seller or any of the COS Group Companies.

(ii)	None of the COS Group Companies is in material breach of any applicable laws, rules and regulations, administrative and judicial orders.

8.3.6	Litigation

There is no litigation pending or threatened against any of the COS Group Companies which will have material effect on its properties, assets or business or which would prevent or hinder the completion of this Agreement and there are no outstanding court decisions to which any COS Group Company is a party to or by which any of its assets are bound, any of which:

(i)	question this Agreement or affect the transactions contemplated hereby; or

(ii)	restrict the present business, assets or condition, financial or otherwise of any of COS Group Companies; or

(iii)	is not duly provisioned for in the Financial Statements or has not been fairly disclosed during Due Diligence.

8.3.7	Financial Statements

(i)	Attached as Annex 8.3.7(i) hereto are the consolidated Financial Statements of HoldCo which are:

(a)	complete and correct,

(b)	give a true and fair view of its financial condition and fairly present the assets and liabilities of such company, in all respects, in particular its assets and liabilities (present or contingents);

(c)	have been prepared in accordance with Portuguese generally accepted accounting practices, policies and principles;

Execution version

(d)	have been prepared in a manner which is consistent with the historical practice; and

(e)	those accounting practices, policies and principles have been consistently applied throughout prior periods.

(ii)	The Supporting Financial Information has been extracted from the accounting and inventory records of HoldCo and its Subsidiaries for the 8 month period ended 31 August 2010 and has been prepared using accounting practices, policies and principles consistent with the historical practice of each Subsidiary and on a basis consistent with the Management Accounts.

(iii)	The Management Accounts were properly prepared in all material respects using accounting policies adopted in Portugal and consistent with those used in the preparation of the Financial Statements. On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Management Accounts:

(a)	are not misleading in any material respect;

(b)	do not materially overstate the value of the assets nor materially understate the liabilities of the COS Group Companies as at the dates to which they were drawn up; and

(c)	do not materially overstate the profits or materially understate the losses of COS Group Companies in respect of the periods to which they relate.

8.3.8	Absence of Undisclosed Liabilities

(i)	Since the Accounts Date, the COS Group Companies have not incurred any liabilities of any nature, whether accrued or absolute, other than in the ordinary course of business.

(ii)	Except as disclosed in the Financial Statements or in this Agreement or any schedule to this Agreement, there are no facts which have a material adverse affect, or may in the future have a material adversely affect on the business, the properties and operations or conditions of any of the COS Group Companies.

(iii)	Since the Accounts Date there has not been any abnormal change in the financial condition, properties, assets, liabilities, business, operations position, turnover of any COS Group Company which has not been fairly disclosed during Due Diligence nor there has been:

(a)	any Leakage;

(b)	any material contingent liability incurred by any COS Group Company as guarantor or otherwise with respect to the obligations of himself or others other than liabilities incurred in the ordinary course of business;

Execution version

(c)	any mortgage, encumbrance or lien placed on the assets of any COS Group Company which remains in existence on the date hereof other than those expressly disclosed;

(d)	any obligation or liability incurred by any COS Group Company other than obligations and liabilities incurred in the ordinary course of business;

(e)	any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the assets of any COS Group Company other than in the ordinary course of business;

(f)	any damage, destruction or loss, not covered by insurance, materially and adversely affecting the assets or business of any of the COS Group Companies;

(g)	any material labour issues or claim of unfair labour practices involving any of the COS Group Companies, or any change in the compensation payable or to become payable by any of the COS Group Companies to any of their officers, employees or agents other than normal increases in accordance with its usual past practices, or any bonus payment or arrangement made to or with any of such officers, employees or agents other than as may be consistent with past practice;

(h)	any payment or discharge of a material lien or liability of any COS Group Company which was not incurred in the ordinary course of business or which was not fully provided for in the Financial Statements;

(i)	any obligation or liability incurred by any of the COS Group Companies to any of their officers, directors or shareholders or any loans or advances made by any of them to any of their officers, directors or shareholders other than the loan of € 10.000,00 made by COS to HoldCo, or in the ordinary course of business;

(j)	any issuance of any material debenture bond, note or other security, the acceptance of documentary credits, the issuance of any guarantee, indemnity or similar assurance, other than as may be consistent with past practice or arising from the ordinary course of business;

(k)	any indebtedness incurred for the benefit of the shareholders, whether in respect of moneys raised or borrowed, any debenture, bond, note or other security, the acceptance of documentary credits or the issuance of any guarantee, indemnity or similar assurance, other than on arms length basis or arising from the ordinary course of business.

Execution version

8.3.9	Course of Business

In the ten years preceding the date of this Agreement the business of the COS Group Companies has been conducted in the ordinary and usual course of business, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts which has had or could be expected to constitute or result in a material adverse effect that would give WireCo cause not to enter into this Agreement.

8.3.10	Taxes

(i)	The provisions for Taxes reflected in the Financial Statements are adequate to cover any Tax and Social Security obligations and similar liabilities (including the loss or a right to repayment of Tax, a restriction in losses or loss relief or a payment of Tax which had previously been repaid) of the COS Group Companies, in respect of their business, properties, assets, rights and operations, including but not limited to any Tax liability arising on deemed (as opposed to actual) income, profits or gains during the period covered by the said Financial Statements and all prior periods.

(ii)	No Taxing authority has served notice to any of the COS Group Companies of it being now assessing against any of the COS Group Companies or threatening to assess against it any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith except those made available and fairly disclosed to WireCo at the Due Diligence.

(iii)	All amounts have been provided in the Financial Statements in respect of or by reference to any income, profit or gains, which were earned, accrued or received on or before the date of the same or in respect of a period ending on or before the Accounts Date.

(iv)	All Taxes or social security contributions and all deficiency assessments, penalties and interest relating to any period prior to the Closing and due and payable prior to the Closing have been, or shall be, paid by any of the COS Group Companies, as required by law, in a timely manner.

(v)	The COS Group Companies have filed all Tax returns required to be filed by it, and have paid all Taxes owing to it, except Taxes which have not yet accrued or otherwise become due.

(vi)	The application for SIFIDE Payments in respect of 2009 and 2010 are in the course of being filed by COS.

8.3.11	Title to Properties; Liens and Encumbrances; Condition of Properties

(i)	All of the COS Group Companies have either a valid and uncontested title of ownership for all the equipment and assets used or owned as of the date hereof, or have contract leases (including without limitation, the material operational leases for equipment and financial leases) under which the COS Group Companies lease any assets at the date hereof.

(ii)	The property, rights and assets owned, leased or otherwise used by the COS Group Companies comprises all the property, rights and assets necessary and sufficient for the carrying on of its business in the manner in, and to the extent to, which is presently conducted.

(iii)	Each lease to which the COS Group Companies are a party is valid according to the law as it is currently interpreted in the respective applicable law and subsisting and no default exists under any thereof that could result any accrued costs, charges or damages being payable by any of the COS Group Companies.

Execution version

(iv)	Each lease in which the COS Group Companies have an interest, directly or indirectly, is valid according to the respective applicable law and subsisting and no default exists under any thereof that could result on any accrued cost charges or damages being payable by the sub-lessor or indirectly by any of the COS Group Companies.

(v)	All assets, notably immovable assets and equipment, owned by any of the COS Group Companies or used in the conduct of its business are in the normal working order as evidenced and fairly disclosed in the Due Diligence except that some assets and equipment may be undergoing standard routine maintenance and repairs.

(vi)	Each of the COS Group Companies has good, uncontested and marketable title to all of the real and personal property, and each lease to which they are a party is valid and subsisting and no default exists under any thereof. The COS Group Companies own and are entitled to their assets.

(vii)	None of the assets owned by COS Group Companies will be at the Closing Date subject to any mortgage, pledge, or promise of mortgage or pledge, promissory or conditional sale agreement or security title, or other charge, other than those already disclosed in the Due Diligence or disclosed in Annex n. 8.3.11(vii). This Annex also includes the reference to a surface right of Oliveira Holland regarding the land at Mandenmakerstraat 51, 3194 DA Hoogvliet, Rotterdam.

8.3.12	Intellectual and Industrial property rights

(i)	As far as the Seller is aware, set forth on Annex no. 8.3.12(i) hereto is a true and complete list of all trademarks, trade mark applications, trade names, logos, utility models, industrial models and designs (all of the foregoing collectively referred to as “Intellectual and Industrial Property”) presently owned by the COS Group Companies, as well as of license of or right to any Intellectual Property.

(ii)	As far as the Seller is aware, none of the COS Group Companies is using any Intellectual or Industrial Property of which it has not a duly valid registered title or that they do not have an undisputed contractual right to use.

(iii)	As far as the Seller is aware, each of COS Group Companies has a duly valid registered title of or have the undisputed right to use all the Intellectual or Industrial Property to conduct their businesses as presently conducted and there are no grounds for the suspension, modification, revocation or not renewable of the same.

(iv)	As far as the Seller is aware, the business as presently conducted by each of COS Group Companies does not and to the knowledge of the Seller will not cause the infringement or violation of any Intellectual Property rights of any other person.

Execution version

(v)	As far as the Seller is aware, there is no provision of any agreement, contract, deed or licence or other instrument to which the Parties, any COS Group Company are a party which, that in consequence of the Agreement (including Closing taking place) will result in any breach of such agreement, contract, deed, licence or instrument or the rights, liabilities, obligations or interest of Intellectual Property.

(vi)	As far as the Seller is aware, the COS Group Companies are not a party to any agreements or arrangements, which restrict the use of their Intellectual Property anywhere in the world.

8.3.13	Contracts and Commitments

(i)	Since the Accounts Date, the businesses of the COS Group Companies have been conducted in the ordinary and usual course of business, consistent with past practice.

(ii)	The Seller is not aware, after due inquiry, that any of the COS Group Companies or each of the respective counter-parties are in default of any material obligations under any contracts, commitments, agreements or licenses. None of COS Group Companies has the intention to terminate, cancel, limit or modify any contract, commitment, agreement or licence or has any reason to believe that the respective counter-parties have any such intention.

(iii)	As far as the Seller is aware, none of the COS Group Companies has applied for any subsidies from the Portuguese State or the EU since the Accounts Date other than those identified on Annex n. 8.3.13(iii) hereto or fairly disclosed in the Due Diligence.

(iv)	As far as the Seller is aware, the execution of the Agreement does not constitute a default of any contracts, commitments, agreements or licenses entered into by each of the COS Group Companies and is not ground for their termination, cancellation, limitation, accelerated maturity or modification, other than those identified in Annex n. 8.3.13(iv) hereto or fairly disclosed during the Due Diligence.

8.3.14	Labour and Employment matters

(i)	Since the Accounts Date there have been no consulting or employment contracts or other material agreements with individual consultants or employees entered into by any COS Group Companies other than those consistent with past practice or arising from the ordinary course of business.

(ii)	Each of the COS Group Companies has complied and is complying with applicable laws, rules and regulations relating to the employment of labour and to the qualification of contracts as employment contracts, including without limitation, those relating to wages, expenses, hours, unfair labour practices, discrimination, and payment of social security and similar Taxes.

(iii)	There are no material complaints or claims against any of the COS Group Companies, and there is no knowledge, after due inquiry, of pending or overtly threatened before any authority, by or on behalf of any employee, self-employee or consultant.

Execution version

(iv)	There is no knowledge, after due inquiry, about any material complaints or claims against any of the COS Group Companies pending or overtly threatened before any authority, by or on behalf of any employee, self-employee or consultant on sexual harassment, age and gender discrimination nor, each of the COS Group Companies have knowledge of any facts or practices that may give rise to potential litigation on said matters.

(v)	There is no contingent liability for sick leave, vacation time, severance pay or similar items not set forth on the Financial Statements, which should be therein recorded in accordance with statutory accounting principles. The execution, delivery and performance of this Agreement will not trigger any severance pay obligation under any contract.

8.3.15	Employee Benefits

There are no currently effective pension, deferred compensation, stock purchase, option, bonus, or other employee benefit plans, severance pay or other material benefits practices (each such plan, arrangement or practice being hereafter referred to as “Benefit Plan”) relating to any employees, officers or directors of each of COS Group Companies other than those duly recorded in the Financial Statements or already decided at the competent social bodies of the COS Group Companies.

8.3.16	Health and Safety

As far as the Seller is aware, the conduct of each of the COS Group Companies has not and does not violate any provisions of any applicable laws, orders, regulations or requirements of any governmental agency having jurisdiction thereof related to Health and Safety; has always and does now comply with all contractual or administrative consents and authorizations required, notably for the performance of their business activity and for the mandatory health services and no claim has been made by any person or public entities against them in relation to such matters.

8.3.17	Licenses and Permits

As far as the Seller is aware, each of the COS Group Companies holds the necessary licenses, consents, orders, warrants, confirmations, permissions, certificates, approvals, registrations, authorities and permits which are required to enable and allow them to conduct their businesses as presently conducted and each of them has duly and timely performed its obligations and commitments under any such licenses, permits or otherwise and related agreements and satisfied any consideration (whether in cash or in kind) and guarantee requested by the competent authorities and the Seller is not aware of any reason why any of them should be suspended, modified, revoked or not renewed.

8.3.18	Borrowings and Guarantees

(i)	As at the date of this Agreement there are no agreements or undertakings pursuant to which any of the COS Group Companies (i) is borrowing or is entitled to borrow any money, (ii) is lending or have committed itself to lend any money, (iii) is guarantor or surety with respect to the obligations of any person, and/or (iv) any financing arrangements, other than those incurred since the Accounts Date in the ordinary course of business and consistent with past practice in each case other than the arrangements listed in Annex 8.3.18(i).

Execution version

(ii)	As at the date of Closing there are no agreements or undertakings pursuant to which any of the COS Group Companies (i) is borrowing or is entitled to borrow any money, (ii) is lending or have committed itself to lend any money, (iii) is guarantor or surety with respect to the obligations of any person, and/or (iv) any financing arrangements, other than those incurred since the Accounts Date in the ordinary course of business and consistent with past practice in each case other than the arrangements listed in Annex 8.3.18(ii).

8.3.19	Insurance

(i)	Each of the COS Group Companies has contracted the insurance policies legally required. There are no claims pending or threatened against COS Group Companies, other than Pfeifer Claim and António Conde Claim, under any of said policies, or disputes with insurers, no circumstances exists which are likely to give rise to any insurance claim and all premiums due and payable thereunder have been paid, the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums and all such policies are and will be at Closing in full force and effect in accordance with their respective terms.

(ii)	The execution of the Agreement does not constitute a default of any insurance policy contracted by each of the COS Group Companies and is not ground their termination, cancellation, limitation, modification or will give rise to any increase in premiums.

8.3.20	Disclosure of Material Information

Neither this Agreement nor any Annex hereto, nor any certificate issued pursuant hereto, contains any untrue statement of material facts, or omits to state material facts necessary to make the statements herein or therein not misleading, relating to the business or affairs of the COS Group Companies. There is no fact that adversely affects the business, condition (financial or otherwise) that has not been set forth herein or fairly disclosed in the Due Diligence.

8.3.21	Inventory

Each of the COS Group Companies inventories shown in the December 31, 2009 audited Financial Statements is as follows:

(i)	are all in good and usable condition;

(ii)	are not recorded at a price superior to the current market value;

(iii)	will be used in the ordinary course of business.

8.3.22	Products

During the 12 month period prior to the date of this Agreement, other than the Pfeifer and António Conde claims, no claims totalling more than € 100.000,00, whether or not covered by a insurance policy, have been made against any of the COS Group Companies in relation to any products and services which have been manufactured, sold or supplied by those companies.

Execution version

8.3.23	Grants and Subsidies

Each of the COS Group Companies has duly and timely performed its obligations and commitments under any agreement on grants and/or subsidies or similar arrangements and has satisfied all the requirements and fulfilled all the obligations arising from the same.

8.3.24	Validity of Representations and Warranties

The representations and warranties set forth above are true, valid and effective as of the date of this Agreement and shall be deemed to be repeated as at Closing as if all references therein to the date of this Agreement were references to the Closing Date.

8.4	Seller Disclosures

The Seller Warranties (other than the Fundamental Warranties) are subject to the specific matters, which are fairly disclosed in this Agreement and the Disclosure Letter, attached hereto as Schedule 6, provided that such matters are disclosed in sufficient detail to enable WireCo to assess the matters in question. The Seller shall not be in breach of any of the Seller Warranties (other than the Fundamental Warranties) in respect of the matters fairly disclosed in the Disclosure Letter and the facts so disclosed shall not constitute grounds of any sort of Claim to be made by WireCo against the Seller under the terms of this Agreement.

8.5	Notification

8.5.1	If after the signing of this Agreement:

(i)	any of the Parties shall become aware that any of its respective Warranties was untrue or inaccurate in any material respect as of the signing of this Agreement; or

(ii)	any event shall occur or matter shall arise of which the relevant Party becomes aware which results or may result in any of the respective Warranties being untrue or inaccurate in any material respect when repeated at Closing, the relevant Party (the “Notifying Party”) shall notify the other Party in writing as soon as practicable and in any event prior to Closing setting out such details as are available and the Notifying Party shall make any investigation concerning the event or matter and take such action, at its own cost, as the other Party may reasonably require.

8.5.2	Any notification pursuant to Clause 8.5.1 shall not operate as a disclosure pursuant to Clause 8.4 of this Agreement and the respective Warranties shall not be subject to such notification.

Execution version

9	Taxation, Environmental and other Indemnities

9.1	Tax indemnities

9.1.1	The Seller hereby undertakes to indemnify and hold harmless WireCo for an amount equal to:

(i)	any liability to Tax arising to any of the COS Group Companies in respect of, by reference to, or in consequence of:

(a)	any income, profits or gains earned, accrued or received on or before Closing; or

(b)	any event occurring on or before Closing (including any act, transaction or omission whatsoever, and any event which for Tax purposes is deemed to have, or is treated or regard as having occurred on or before Closing);

(ii)	any Losses which WireCo, any of the COS Group Companies or any of WireCo’s affiliates may directly or indirectly suffer or incur as a result of or in connection with any liability of any of the COS Group Companies to Tax under sub-clause (i) above, including but not limited to Taxes, penalties, interest, reassessments and legal or other advisory costs (provided such legal or other advisory costs are deemed reasonable according to Portuguese standards) relating to that liability (including as regards any related amendments to any of the COS Group Companies’ accounts or Tax returns).

9.1.2	For the purposes for determining in Clause 9.1.1 whether:

(i)	any income, profits or gains have been earned, accrued or received; or

(ii)	an event has occurred,

in either case, on or before Closing or after Closing, an accounting period of the COS Group Company concerned shall be deemed to have ended on Closing.

9.1.3	Any Claim arising pursuant to Clause 9.1.1 above is subject to the terms and conditions set forth under Clauses 10 and 11 of this Agreement.

9.1.4	For the avoidance of doubts, and in respect to this clause 9.1:

(i)	the amount mentioned in clause 3.1.1 (ii) already considers the deduction of an amount of €1,639,000 (one million, six hundred and thirty nine thousand euro) in relation to corporate income taxes for the period from 1 January 2010 until 31 August 2010, in the calculation of the Purchase Price;

(ii)	the amount mentioned in clause 3.1.1 (iii) already considers the deduction of a daily amount of €7,570 (seven thousand, five hundred and seventy euro) in relation to corporate income taxes for the period from 1 September 2010 until the Closing Date, in the calculation of the Purchase Price.

9.2	Environmental Indemnity

9.2.1	Without prejudice and subject to the provisions contained in Clauses 10 and 11 hereof, the Seller undertakes to indemnify, compensate and hold harmless WireCo, for Losses directly or indirectly arising from environmental issues, including but not limited to:

(i)	any Hazardous Materials present at, on or under any Site at the Closing Date, including for the avoidance of doubt, and any such Hazardous Materials migrating from any Site at any time;

Execution version

(ii)	any breach of, or failure by any COS Group Company or Seller in relation to a Site or the business of any COS Group Company to comply with Environmental Law or an Environmental Consent prior to the Closing Date;

(iii)	any asbestos or asbestos containing materials present in any buildings or plant at any Site at any time before the Closing Date; or

(iv)	and contractual obligation or deed entered into by a COS Group Company prior to the Closing Date relating to any contamination of soil and groundwater by Hazardous Materials or a breach of, or failure to comply with Environmental Laws, in each case, incurred by any COS Group Company as a result of (x) taking actions reasonably necessary to prevent the commencement of Environmental Proceedings; (y) Environmental Proceedings; or (z) the occurrence of an Environmental Emergency (including but not limited to any environmental conditions, hazards or spills, regarding the COS Group Companies) should the said environmental issues exist, have been initiated or relate to obligations, facts, actions or omissions that occurred or should have occurred before the Closing Date other than Losses directly or indirectly arising from the environmental issues identified in Annex 9.2.1.

9.2.2	Any Claim arising pursuant to clause 9.2.1 above is subject to the terms and conditions set forth under Clause 11 of this Agreement, and is subject to the cap set out in Clause 10.4.3.

9.3	Other Indemnities

9.3.1	Without prejudice and subject to the provisions contained in Clauses 10 and 11 hereof, each of the Parties (the “Breaching Party”) undertakes to indemnify the other Party, for any other Losses in which it has incurred, resulting from or arising out of:

(i)	the untruthfulness of any of the Warranties given by the Breaching Party as at the date hereof and at Closing; or

(ii)	the material breach of any obligation, covenant or agreement assumed by the Breaching Party in accordance with this Agreement.

9.3.2	The Breaching Party shall further undertake to pay to the other Party the amounts necessary to restore in the financial situation which would have existed if the breach had not occurred and/or its respective Warranties had been true, together with all reasonable costs and expenses properly incurred by the other Party, directly or indirectly, as a result of such breach.

10	Limitation of Liability

10.1	Time Limitation for Claims

Each of the Parties (the “Claimed Party”) shall not be liable under this Agreement in respect of any Claim unless a notice of such Claim is given by the other Party (the “Claiming Party”) to the Claimed Party specifying the matters set out in Clause 11.1:

10.1.1	in the case of any Claim under the Tax Warranties and/or the Tax Indemnity, within 5 (five) years, as from the Closing Date;

Execution version

10.1.2	in the case of any Fundamental Claim within 5 (five) years, as from Closing Date; and

10.1.3	in the case of any other Claim, within 2 (two) years as from the Closing Date.

10.2	Minimum Claims

Without prejudice to Clause 10.3 below, there will be no minimum amount for any individual Claim (or a series of Claims arising from substantially identical facts or circumstances) to be considered eligible for the purpose of the calculation of the Minimum Basket Amount, as set forth in Clause 10.3.1 below.

10.3	Aggregate Minimum Claims

10.3.1	The Claimed Party shall not be legally responsible under this Agreement in respect of any Claim relating to the Seller Warranties (other than Claims relating to the Fundamental Warranties and/or the Tax Indemnity), unless the aggregate amount of all such Claims for which the Claimed Party would otherwise be liable under this Agreement (disregarding the provisions of this Clause 10.3.1) exceeds an amount of € 250.000,00 (two hundred and fifty thousand Euros) (the “Minimum Basket Amount”).

10.3.2	Subject to clause 10.3.4, the Claimed Party shall not be legally responsible under this Agreement in respect of any Claim relating to the Tax Indemnity unless the aggregate amount of such Claims for which the Claimed Party would otherwise be liable under this Agreement (disregarding the provisions of this Clause 10.3.2) exceeds an amount of € 150.000,00 (one hundred and fifty thousand Euros) (the “Minimum Tax Basket Amount”).

10.3.3	Where the amount agreed or determined in respect of all Claims referred to in Clause 10.3.1 exceeds the Minimum Basket Amount, the liability of the Claimed Party shall be limited to the amount of the excess over such Minimum Basket Amount.

10.3.4	Where the amount agreed or determined in respect of all Claims referred to in Clause 10.3.2 exceeds the Minimum Tax Basket Amount, the liability of the Claimed Party shall be for the entire amount of such Claim or Claims and shall not be limited to the amount of the excess over such Minimum Tax Basket.

10.3.5	There will be no Minimum Basket Amount for Claims relating to the Fundamental Warranties.

10.4	Maximum Liability

10.4.1	The aggregate liability of the Seller in respect of Claims made under this Agreement relating to the Seller Warranties (other than Fundamental Warranties) and the Tax Indemnity shall not exceed an amount of €10.000.000,00 (ten million Euros) (“Initial Maximum Cap”) which amount shall reduce automatically on 1 April 2011 to an amount of €5.000.000,00 (five million Euros) (“Final Maximum Cap”) which shall become the aggregate liability of the Seller in respect of all Claims (other than the Fundamental Claims) made under this Agreement on or after 1 April 2011. Such reduction in the cap on aggregate liability shall not affect any liability of the Seller in respect of any Claim or Claims notified in accordance with Clause 11.1 by delivery of a Claim Notice on or before 31 March 2011.

Execution version

10.4.2	The aggregate liability of the Seller in respect of Fundamental Claims made under this Agreement (other than under Clause 5.5) shall not exceed an amount equal to the Purchase Price.

10.4.3	The aggregate liability of the Seller in respect of Claims relating to the Environmental Indemnity made under this Agreement shall not exceed an amount equal to €375.000,00 (three hundred and seventy-five thousand Euros) and any liability of the Seller in respect of Claims relating to the Environmental Indemnity shall be taken into account in determining whether the Final Maximum Cap on liability in Clause 10.4.1 has been reached or exceeded.

10.5	Seller Covenant

The Seller undertakes to WireCo that until the 5th anniversary of the Closing Date it shall maintain net assets of at least € 5.000.000,00 (five million Euros) taking into account any amounts retained in the Escrow Account from time to time.

10.6	Contingent Liabilities

The Claimed Party shall not be liable under this Agreement in respect of any liability or Claim which is contingent unless and until such contingent liability or Claim becomes an actual liability or Claim and is due and payable pursuant to a judicially or administrative enforceable decision.

10.7	Losses

The Seller shall not be liable for any loss of production, loss of profit, loss of contract, loss of revenue or loss of claim resulting from a breach of any of the Seller Warranties other than the Warranties referred to in Clauses 8.3.8, 8.3.11, 8.3.12, 8.3.13, 8.3.16, and 8.3.17 and the Seller shall not be liable for any non-foreseeable consequential losses resulting from a breach of any of the Seller Warranties.

10.8	Provisions

The Claimed Party shall not be liable under this Agreement in respect of any Claim if and to the extent that sufficient, proper and specific allowance, provision or reserve has been made in good faith and included in the Management Accounts as of 31 August 2010 for the matter giving rise to the Claim, provided that the estimated amount of such proper and specific allowance, provision or reserve has been charged against EBITDA if related to operations, or charged against the “Financial Net Profit” as set out in the Management Accounts if it relates to Net Financial Debt.

10.9	Accounts Receivables

There will be no Claims if there are any accounts receivables recorded in the Management Accounts or Financial Statements which are not collected by COS Group Companies, provided that this clause shall not prevent any Claim for breach of the Seller Warranties set out in Clause 8.3.7.

10.10	Matters Arising Subsequent to this Agreement

10.10.1	Subject to Clause 10.10.2, the Claimed Party shall not be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any Losses arising there from, to the extent that the same would not have occurred but for:

Execution version

(i)	Agreed matters - any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Claiming Party;

(ii)	Acts of the Claiming Party - any act, omission or transaction of the Claiming Party or by the COS Group Companies, or their respective directors, officers, employees or agents or successors in title, after Closing; and

(iii)	Changes in legislation:

(a)	the passing of, or any change in, after the Closing Date, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of the Closing Date; or

(b)	any change after the Closing Date of any generally accepted interpretation or application of any legislation.

10.10.2	The limitations set out in Clause 10.10.1(ii) shall not apply in respect of any Claim by WireCo against the Seller under this Agreement to the extent that the matter, act, omission, transaction or circumstance or any combination thereof, (including any Losses arising therefrom) is carried out or effected pursuant to a legally binding commitment created on or before Closing of any of the COS Group Companies or an obligation imposed by a Portuguese governmental authority or is in accordance with Portuguese generally accepted accounting principles or in the ordinary course of business of any of the COS Group Companies.

10.11	Insurance

10.11.1	The Claimed Party shall not be liable under this Agreement in respect of any Claim to the extent that the Losses in respect of which such Claim is made are covered by a policy of insurance or would have been covered if such insurance policy had been maintained beyond Closing and the Claiming Party has not opposed such insurance’s termination and the relevant insurance company has paid or agreed to pay in respect of those Losses, provided however that, where a Claim under an insurance policy results in an increase in the respective insurance premium or costs to any COS Group Company, in which case the Claiming Party shall be entitled to claim against the Claimed Party for the resulting increase of the premium or cost.

10.11.2	WireCo agrees that it will use reasonable endeavours to recover Losses in respect of which a Claim is being made from the relevant insurance company which are covered by an insurance policy as referred to in Clause 10.11.1.

10.12	Mitigation of Losses

The Claiming Party and the Claimed Party shall procure that all commercially and legally reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to greater liability in respect of any Claim under this Agreement (other than a Claim under the Tax Indemnity) and WireCo shall further cause the COS Group Companies to take any and all commercially and legally reasonably steps to mitigate Losses (other than Losses in respect of which a Claim is made under the Tax Indemnity), pursuant to this Clause 10.12.

Execution version

10.13	Claiming Party’s Right to Recover

10.13.1	Recovery for Actual Liabilities

The Claimed Party shall not be liable under this Agreement unless and until the liability in respect of which the Claim is made has become due and payable and is accepted or confirmed by an arbitral award, reached pursuant to Clause 14.1 below.

10.13.2	Prior to Recovery from the Claimed Party etc.

If, before the Claimed Party pays an amount in discharge of any Claim under this Agreement, the Claiming Party directly actually recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Claiming Party (in whole or in part) in respect of the loss or liability which is the subject matter of the Claim, the amount of the Claim should be reduced by the amount of the benefit received by the Claiming Party net of any and all costs or expenses and Taxation attributable to the recovery.

10.13.3	Following Recovery from the Claimed Party etc.

If the Claimed Party has paid an amount in discharge of any claim under this Agreement and the Claiming Party is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Claiming Party (in whole or in part) in respect of the loss or liability which is the subject matter of the Claim, the Claimed Party shall be subrogated to all rights that the Claiming Party has or would otherwise have in respect of the Claim against the third party or, if subrogation is not possible, the Claiming Party shall procure that all steps are taken as the Claimed Party may reasonably require to enforce such recovery and shall pay to the Claimed Party as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any Tax relief available in respect of any matter giving rise to the Claim or, if less (ii) the amount previously paid by the Claimed Party to the Claiming Party, less any Taxation attributable to it.

10.14	Double Claims

The Claiming Party shall not be entitled to recover from the Claimed Party under this Agreement more than once in respect of the same Losses suffered.

10.15	Fraud

None of the limitations contained in this Clause 10 shall apply to any Claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct, wilful concealment or gross negligence by the Claimed Party, or any of their respective directors, officers, employees or agents.

Execution version

11	Claims

11.1	Notification of Claims

If either Party becomes aware of any matter or circumstance that may give rise to a Claim against the other Party under this Agreement, such first Party (the “Claiming Party”) shall as soon as reasonably practicable give a notice in writing (the “Claim Notice”) to the other Party (the “Claimed Party”) prepared in good faith and supported by reasonable evidence and as much legal and factual information concerning the basis for the Claim as is available to the Claiming Party and in any event as is reasonably necessary to enable the Claimed Party to assess the merits of the Claim, to act to preserve evidence and to make such provision as the Claimed Party may consider necessary.

11.2	Conduct of Third Party Claims

11.2.1	If the matter or circumstance that may give rise to a Claim against the Claimed Party under this Agreement (including a Claim for breach of the Tax Warranties or a Claim under the Tax Indemnity) is a result of or in connection with a Claim by or liability to a third party then:

(i)	The Claiming Party shall use its reasonable endeavours to ensure that the Claimed Party is given all reasonable facilities to investigate the relevant Claim or liability to a third party;

(ii)	to the extent applicable, no admissions in relation to such third party claim shall be made by or on behalf of the Claiming Party and the Claim shall not be compromised, disposed of or settled without prior consultation with the Claimed Party;

(iii)	subject to the Claiming Party and its Affiliates being entitled to employ its own legal advisers, the Claiming Party shall take any action that the Claimed Party reasonably requests to avoid, resist, dispute, appeal, compromise or defend that relevant Claim or liability to a third party;

(iv)	it is agreed that the Claiming Party shall have the final decision in relation to any settlement, compromise or conduct of any action proceeding or Claim.

11.2.2	The rights of the Claimed Party under this clause shall only apply if it gives notice to the Claiming Party in writing of its intention to exercise its rights within 10 Business Days of the Claiming Party giving notice of the relevant Claim or liability to a third party. If the Claimed Party does not give notice during that period, the Claiming Party shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim out of which the relevant Claim or liability to a third party may arise.

11.2.3	Neither WireCo nor any of its Affiliates (including the COS Group Companies after Closing) shall be required to take any action or refrain from taking any action pursuant to this clause if the action or omission requested would, in the reasonable opinion of the WireCo, be materially prejudicial to the business of the COS Group Companies, WireCo or any of their respective Affiliates.

Execution version

12	Confidentiality

12.1	Announcements

Subject to Clause 5.4, no announcement or circular in connection with the existence or the subject matter of this Agreement (the “Public Announcement”) shall be made or issued by or on behalf of either one of the Parties without the prior notice to the other Party 24 (twenty four) hours before its release.

12.2	Confidentiality

12.2.1	The confidentiality undertaking set forth in the Confidentiality Agreement signed on the 1st July 2010 shall cease to have any force or effect from the Closing Date.

12.2.2	Subject to Clause 12.1:

(i)	each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)	the provisions of this Agreement as well as any other agreement entered into pursuant to this Agreement; or

(b)	the negotiations relating to this Agreement (and any such other agreements);

(ii)	WireCo shall treat as of the date of this Agreement as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller other than that relating to the COS Group Companies and their respective businesses;

(iii)	The Seller shall treat as of the date of this Agreement as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the COS Group Companies and of WireCo.

12.2.3	Clause 12.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of the disclosing Party are listed;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the disclosing Party;

(iii)	the disclosure is made to professional advisers of either of the Parties on terms that such professional advisers undertake to comply with the provisions of Clause 12.2.2 in respect of such information as if they were a party to this Agreement;

(iv)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement signed on 1st July 2010 or of this Agreement);

(v)	the other party has given prior written approval for the disclosure or use;

(vi)	the disclosure is reasonably required for the purposes of preparing Tax filings or returns or the information has been requested by any Tax authority (where compliance with such a request is customary);

Execution version

(vii)	the disclosure or use is required by the terms of the US$275 million 9.5% Senior Notes due 2017 issued by WireCo or any bond or security issued by WireCo or its Affiliate after the date of this Agreement; or

(viii)	the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to paragraphs (i), (ii) or (iii) of this Clause 12.2.3 the party concerned shall promptly notify the other party of such requirement with a view to providing that other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

12.2.4	The confidentiality undertakings set forth in this Clause shall be in force without limitation in time.

13	Miscellaneous

13.1	Change to legal names

The Parties have agreed that HoldCo corporate name will be changed immediately after Closing or within 30 (thirty) days following Closing Date so that any reference to Luis Sá is deleted.

13.2	Further Assurances

Each of the Parties shall from time to time execute such documents and perform such acts and things as either of them may reasonably require to give the other the full benefit of this Agreement.

13.3	Whole Agreement

13.3.1	This Agreement and any other documents executed contemporaneously with this Agreement or executed on the Closing Date contain the whole agreement between the Parties relating to the Transaction and the subject matter of this Agreement at the date hereof and the Closing Date, as appropriate, to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement notably the Letter of Intent.

13.3.2	Each of the Parties acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

13.3.3	So far as is permitted by law and except in the case of fraud, each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising by Law).

13.4	Reasonableness

Each of the Parties confirms it has received independent accounting, Tax and legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement (including the Disclosure Letter as appended hereto in Schedule 6 and all documents entered into pursuant to this Agreement) are fair and reasonable.

Execution version

13.5	No Assignment

13.5.1	WireCo may or may procure that any Permitted Assignee:

(i)	assign the benefit of this Agreement (in whole or in part) to, and it may be enforced by, any Permitted Assignee as it if were WireCo under this Agreement, provided that WireCo will be jointly and severally responsible before the Seller for the performance of the obligations of any such assignee under this Agreement. Any Permitted Assignee to whom an assignment is made in accordance with this Clause 13.5.1 may itself make an assignment as if it were WireCo under this Clause 13.5.1; and

(ii)	assign its rights under this Agreement by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to WireCo or any of its Affiliates for the acquisition of the HoldCo Shares.

13.5.2	Except as otherwise expressly provided in Clause 13.5.1 and elsewhere in this Agreement, neither of the Parties may, without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

13.6	Amendment

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

13.7	Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, deadlines and periods mentioned and as regards any dates, deadlines and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

13.8	Method of Payment

Wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic transfer or other electronic means to be effected on or before the due date for payment.

13.9	Costs and Expenses

Except as otherwise agreed by the Parties, each one of the Parties shall each bear their own expenses, costs and fees (including, without limitation, attorneys’ and auditors’ fees) in connection with the transactions contemplated herein, including the preparation and execution of this Agreement and compliance with its terms, whether or not the transactions contemplated herein shall be consummated.

13.10	Withholding and Gross Up

13.10.1	Subject to Clause 13.10.2, all sums payable by both Parties under this Agreement shall be paid without set-off or counterclaim, free and clear of all deductions or if any deduction or withholding is required by law to be made or such payment is made subject to Tax, the paying Party shall make a grossed up payment so that the other Party receives the full amount which would have been received by it had no such deduction or withholding been required to be made or Tax charge imposed.

Execution version

13.10.2	Any Tax which the Seller is required to pay as a result of receipt of the Purchase Price shall be for the Seller’s account and WireCo shall have no obligation to gross up the Purchase Price to cover such Taxes payable by the Seller.

13.11	Notices

13.11.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English;

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

13.11.2	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to WireCo from time to time:

Rua do Outeiro, 906

4475-150 Gemunde (Maia)

PORTUGAL

Fax: +351 22 943 4994

E-mail: luis.oliveira.sa@oliveirasa.pt

Attention: Luís Sá

13.11.3	A Notice to WireCo shall be sent to the following addresses, or such other person or address as WireCo may notify to the Seller from time to time:

Rua São João de Brito,

605E, 1, 1.2, 4100-455 Porto

PORTUGAL

Fax: +351 266 074 750

Email: tomas.pessanha@plmj.pt

Attention of: Tomas Pessanha

With a copy to: Keith McKinnish, Fax: +18162704721

A Notice shall be deemed as effective on the 1st (first) Business Day subsequent to the respective receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier;

(ii)	at the time of transmission in legible form, if delivered by fax or e-mail.

13.12	Invalidity

13.12.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

Execution version

13.12.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.12.1 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause13.12.1 not be affected.

13.13	Counterparts

This Agreement is entered into in two counterparts, which taken together shall constitute one and the same instrument. The Parties are deemed to enter into this Agreement by signing any such counterpart.

13.14	Language

This Agreement is being executed in the English language.

14	Dispute resolution and governing law

14.1	Arbitration

14.1.1	General

Unless settled by mutual agreement reached within 30 (thirty) days as of the respective initial contact, any dispute or difference whatsoever that might arise from the performance or as to the meaning of this Agreement or as to any matter or items of whatsoever nature howsoever arising out of or in connection with this Agreement, shall be irrevocably submitted to the exclusive jurisdiction of arbitration in accordance with and subject to the Rules of Arbitration and Conciliation of the International Chamber of Commerce (the “ICC”) and finally settled by 3 (three) arbitrators appointed in accordance with Clause 14.1.2, who shall draft up the terms of reference for the conduct of the relevant arbitration for any specific arbitration (the “Terms of Reference”).

14.1.2	Appointment

The panel of arbitrators who will constitute the arbitral court will be appointed as follows: each Party will appoint an arbitrator; the two arbitrators appointed by the Parties will appoint a third arbitrator who shall act as chairman of the panel. In case the third arbitrator is not appointed within 30 (thirty) Business Days from the appointment of the two arbitrators appointed by the Parties or one of the Parties has not appointed its arbitrator within 15 (fifteen) Business Days from the notice of the appointment of the arbitrator by the other Party, the third arbitrator and/or the arbitrator not appointed by the relevant Party will be appointed by President of the International Court of Arbitration of the ICC, upon request of any of the Parties. The Parties hereby agree that any restriction in the Rules of Arbitration and Conciliation of the ICC upon the nomination or appointment of an arbitrator by reason of nationality shall not apply to any arbitration commenced pursuant to this clause

14.1.3	Place and language of Arbitration

The arbitration will take place in London, England and shall be entirely conducted in the English language.

Execution version

14.1.4	Costs of Arbitration

Each Party shall pay its own counsel’s fees and costs. The cost of any arbitration will be assessed against the unsuccessful Party, with respect to any Claim unsuccessfully disputed by the relevant Party, and the arbitrators will be required to make such cost allocation, if any, part of any ruling issued by them.

14.2 Governing Law

14.2.1	This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with Portuguese law.

14.2.2	The arbitrators shall decide any dispute according to Portuguese substantive law, pursuant to the Terms of Reference set out by the arbitrators and/or rules of procedure applied by the Rules of Arbitration and Conciliation of the ICC with respect to international arbitration rules.

15	Annexes

Annex 1.1.12 – By-laws and extracts of the commercial register of each of the COS Group Companies

Annex 8.3.7(i) – Consolidated financial statements of HoldCo

Annex 8.3.11(vii) – Assets owned by each of the COS Group Companies subject to any mortgage, pledge, promise of mortgage and pledge, promissory or conditional sale agreement or security title or other charge

Annex 8.3.12(i) – List of all Intellectual and Industrial Property

Annex 8.3.13(iii) – Subsidies from the Portuguese State or EU applied by each of the COS Group Companies since the Accounts Date

Annex 8.3.13(iv) – Contracts, commitments, agreements or licences entered into by each COS Group Company which will be terminated, cancelled, limited, accelerated, matured or modified as a result of entry into this Agreement

Annex 8.3.18(i) – Indebtedness of each COS Group Company as at the date of the Agreement

Annex 8.3.18 (ii) – Indebtedness of each COS Group Company as at the Closing Date

Annex 9.2.1 – Identified environmental issues

16	Schedules

Schedule 1 – Details of Salaries and Bonus Payments

Schedule 2 – Escrow Agreement

Schedule 3 – Form of Transfer Deed

Schedule 4 – Deposit Escrow Agreement

Schedule 5 – Conduct of the COS Group Companies Pre Closing

Schedule 6 – Disclosure Letter

Schedule 7 – Form of Closing Confirmation Notice

Execution version

IN WITNESS WHEREOF, this Agreement has been duly executed.

SIGNED	)	SIGNATURE:	/s/ Luis M. Oliveira
for and on behalf of	)
FAMÍLIA OLIVEIRA SÁ, SGPS, S.A.	)	NAME:	Luis M. Oliveira SÁ

SIGNED	)	SIGNATURE:	/s/ Ira Glazer
for and on behalf of	)
WRCA PORTUGAL SOCIEDADE	)	NAME:	Ira Glazer
UNIPESSOAL LDA	)

Execution version

SCHEDULE 1

DETAILS OF SALARIES AND BONUS PAYMENTS

(All amounts in Euro)
	Salaries and Bonus from 1/Jan/2010 until 1/Oct/2010
	Miguel Sá	Cristina Sá	Rodrigo Sá	José Luis Fonseca	Luis Sá
A.M.S.
YTD salaries (gross)	10.870,00			10.870,00	10.870,00
Annual bonus (2009)*	2.530,00			24.920,00	2.530,00

YTD total €	13.400,00			35.790,00	13.400,00

C&L
YTD salaries (gross)			8.000,00	8.000,00	8.000,00
Annual bonus (2009)*			1.860,00	17.940,00	1.860,00

YTD total €			9.860,00	25.940,00	9.860,00

COS
YTD salaries (gross)	68.208,00	79.687,70	52.130,40	85.909,60	148.656,90
Annual Bonus (2009)*	33.000,00	18.319,00	30.000,00	70.000,00	34.174,00

YTD total €	101.208,00	98.006,70	82.130,40	155.909,60	182.830,90

YTD COS+AMS+C&L total €	114.608,00	98.006,70	91.990,40	217.639,60	206.090,90

*	Annual bonus of 2009, paid in August 2010

(All amounts in Euro)
	Expected Salaries from 1/Oct/2010 until 30/Nov/2010
	Miguel Sá	Cristina Sá	Rodrigo Sá	José Luis Fonseca	Luis Sá
A.M.S.
YTD salaries (gross)	2.174,00			2.174,00	2.174,00

C&L
YTD salaries (gross)			1.600,00	1.600,00	1.600,00

COS
YTD salaries (gross)	13.641,60	15.937,54	10.426,08	17.181,92	29.731,38

YTD COS+AMS+C&L total €	15.815,60	15.937,54	12.026,08	20.955,92	33.505,38

Execution version

SCHEDULE 2

ESCROW AGREEMENT

Execution version

SCHEDULE 3

FORM OF TRANSFER DEED

This Deed is dated as of [day][month] 2010 (“Closing Date”) and entered by and between:

FAMÍLIA OLIVEIRA SÁ, SGPS, S.A., a company organized under the laws of Portugal, whose registered office is located at Rua do Outeiro, 906, Maia, Portugal, tax identification number and registered with the commercial registry of Maia under number 509 260 594, with a fully issued and paid-in share capital of € 50.000,00 (“Seller”);

and

WRCA PORTUGAL – SOCIEDADE UNIPESSOAL, LDA., a company organized under the laws of Portugal, whose registered office is located at Rua São João de Brito, 605E, 1.º, 1.2, Porto, Portugal, tax identification number and registered with the commercial registry of Porto under number 509 579 442, with a fully issued and paid-in share capital of € 5.000,00 (“Buyer”);

WHEREAS:

A)	The Seller is the sole shareholder of the Portuguese holding company “LUIS OLIVEIRA SÁ - SGPS, S.A.” (“HoldCo”), whose registered office is located at Rua do Outeiro, 906, Maia, Porto, tax identification number and registered with the commercial registry of Maia under number 507 963 890, with a fully issued and paid-up share capital of € 62.500,00;

B)	The share capital of the HoldCo is divided into 62.500 nominative shares with a par value of € 1.00 each, all of which are owned by the Seller (“HoldCo Shares”);

C)	HoldCo owns, directly or indirectly: (a) 2.002.725 ordinary shares with a par value of € 5.00 each, representing 90% of the share capital and 100% of the share voting capital of “Manuel Rodrigues de Oliveira Sá & Filhos, S.A.”, tax identification number and registered with the commercial registry of Maia under number 500 180 547, with registered office at Rua do Outeiro, 906, Maia, with a share capital of € 11.126.250,00, divided into 2.225.250 shares of € 5,00, each; (b) two quotas of € 80.000,00 and € 40.000,00, representing 100% of the fully issued and paid-up capital of “Albino, Maia & Santos, Limitada”, tax identification number and registered with the commercial registry of Lisbon under number 500 013 918, with registered office at Rua dos Remolares, 28/38, Lisbon, with a share capital of € 120.000,00; (c) two quotas of € 149.600,00 and € 400,00, representing 100% of the fully issued and paid-up capital of “Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada”, tax identification number and registered with the commercial registry of Loures under number 502 040 157, with registered office at Urbanização da Portela, Avenida da República, 1-1/A, Portela, Loures, with a share capital of € 150.000,00; (d) 3.000 shares representing 100% of the fully issued and paid-up share capital of “Oliveira Holland, B.V.”, tax identification number 801949749B01 and registered with the commercial registry of Rotterdam under number 24241025, with registered office at Mandenmakerstraat 51, 3194 DA Hoogvliet, Rotterdam, with a issued and paid-up capital of € 1.361.340,65;

D)	The remaining 222.525 shares of “Manuel Rodrigues de Oliveira Sá & Filhos, S.A.”, representing 10% of its registered and fully paid-up share capital are held by “Manuel Rodrigues de Oliveira Sá & Filhos, S.A.”, itself;

E)	The Seller made accessory contributions (“prestações acessórias de capital”) on the HoldCo Shares, such contributions amounting as of the present date to a sum of € 19.459.350,00 (“Accessory Contributions”);

F)	The Seller also executed contributions (“suprimentos”) in HoldCo in the global amount of € 328.907,50 (“Shareholder Loans”);

Execution version

G)	The Parties entered, on [date], into a share purchase agreement (“SPA”) by means of which the Seller has undertaken to sell, and the Buyer to buy, the HoldCo Shares, the Accessory Contributions and Shareholder Loans subject to the terms and conditions set forth in the same agreement;

H)	According to the SPA, the agreement to sell and purchase the HoldCo Shares was conditional upon the satisfaction of the conditions mentioned in Clause 4 of the SPA, having such conditions been met (or waived) by the Parties at the present date;

I)	In view of the above, and by this Deed, (i) the Seller desires to sell and transfer to the Buyer the HoldCo Shares as well as to assign to the latter the Accessory Contributions and Shareholder Loans and (ii) the Buyer desires to purchase and accept from the Seller the HoldCo Shares as well as to take from the latter the full amount of the Accessory Contributions and the Shareholder Loans;

J)	As far as the Parties are aware, there is no impediment or obstacle to the completion of this Deed;

K)	Save if expressly defined herein, capitalised words and expressions used in this Deed shall have the meaning ascribed to them in the SPA.

IT IS HEREBY AGREED AS FOLLOWS:

1	Sale and Purchase of the HoldCo Shares

Pursuant and subject to the terms and conditions set forth in the SPA and hereof and relying upon the representations and warranties set forth in Clause 8 of the SPA (each of which is hereby deemed to be repeated by the Parties with reference to the Closing Date), the Seller agrees to sell to the Buyer, who agrees to buy, the HoldCo Shares, which are sold free from any Liens and Encumbrances and together with all rights and entitlements pertaining to them including, but not limited to, any reserves, retained earnings and undistributed profits as well as the right to receive all dividends or distributions declared, made or paid on or after the date of this Deed.

2	Transfer of the Accessory Contributions and Shareholder Loans

Pursuant and subject to the terms and conditions set forth in the SPA and hereof and relying upon the representations and warranties set forth in Clause 8 of the SPA (each of which is hereby deemed to be repeated by the Parties with reference to the date hereof), the Seller agrees to assign to the Buyer, who accepts, the Accessory Contributions and the Shareholder Loans, which are transferred free from any Liens and Encumbrances.

3	Consideration

3.1	Purchase Price

As consideration for the transfer of the HoldCo Shares, the Accessory Contributions and the Shareholders Loans, the Buyer pays to the Seller a total amount of € [•], of which € 19.459.350,00 are apportioned to the Accessory Contributions and € 328.907,50 to the Shareholder Loans, which are therefore assigned at their nominal value.

3.2	Payment of the Purchase Price

The Purchase Price is paid on this Closing Date to the Seller in accordance to the terms and conditions set forth in Clause 3 the SPA.

Execution version

4	Transfer of the HoldCo Shares, the Accessory Contributions and the Shareholder Loans

4.1	Perfection of the transfer of the HoldCo Shares, the Accessory Contributions and the Shareholders Loans takes place on this Closing Date for the full risk and account of the Buyer, including the transfer of all their economic and voting rights.

4.2	The Parties hereby undertake to perform all further acts and do all that is required under Portuguese law in order to perfect, at the date hereof, the transfer and assignment of the HoldCo Shares, the Accessory Contributions and the Shareholder Loans from the Seller to the Buyer and to do all acts and comply with all the formalities required for the purpose, namely the ones referred to in Clauses 2 and 7 of the SPA.

5	Miscellaneous

5.1	Notices: All notices, requests and other communications to any Party hereunder must be in writing and must be given, made or delivered (and will be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, with recorded delivery, addressed to the receiving Party at the following address:

If to the Seller, to:

FAMÍLIA OLIVEIRA SÁ, SGPS, S.A.
[Address]

If to Buyer, to:

WRCA PORTUGAL – SOCIEDADE UNIPESSOAL, LDA.
[Address]

5.2	Waivers; Amendments: Any provision of this Deed may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by both the Seller and the Buyer.

5.3	Governing Law and Jurisdiction: This Deed and the documents to be entered into pursuant to it will be governed by and construed in accordance with Portuguese law. Unless settled by mutual agreement, any dispute or difference whatsoever that might arise from the performance or as to the meaning of this Deed or as to any matter or items of whatsoever nature howsoever arising out or in connection with this Deed, shall be irrevocably submitted to the exclusive jurisdiction of arbitration in accordance and subject to the Rules of Arbitration and Conciliation of the International Chamber of Commerce (“ICC”), as set forth in [Clause 15] of the SPA.

5.4	Entire Agreement: This Deed is an integral part of the SPA and, therefore, shall not affect or limit any of the provisions of the SPA, including those intended to remain applicable after Closing. Both this Deed and the SPA constitute the entire agreement between the Parties with respect to their subject matters and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of those same agreements.

5.5	Captions: The headings and captions contained herein are included for convenience of reference only and will not affect the construction or interpretation of this Deed.

5.6	Further Assurances: If at any time after its execution any further action is necessary or desirable to carry out the purposes of this Deed, each Party hereto will take such further action (including the execution and delivery of such further instruments and documents) as the other Party hereto reasonably may request, all at the sole cost and expense of the requesting Party.

Execution version

IN WITNESS WHEREOF each of the Parties has caused this Deed to be executed as of the date first set forth above.

On behalf of the Seller

Name: [•]
Title: [•]

On behalf of the Buyer

Name: [•]
Title: [•]

Execution version

SCHEDULE 4

DEPOSIT ESCROW AGREEMENT

Execution version

SCHEDULE 5

CONDUCT OF THE COS GROUP COMPANIES PRE CLOSING

1	From the date of this Agreement until Closing, the Seller shall use all reasonable endeavours to, procure that (except with WireCo’s prior written consent):

1.1.1	the affairs of each COS Group Company are conducted only in the ordinary and usual course and that no COS Group Company makes or agrees to make any payment other than routine payments in the ordinary and usual course of business and that all transactions between a COS Group Company and the Seller or its Affiliates take place on arm’s length terms;

1.1.2	all reasonable steps are taken to preserve and protect the assets of each COS Group Company and to preserve and retain its goodwill (including the existing relationships with customers and suppliers, with the particular situation of Premier Wire Ropes Inc described in the Premier Wire Ropes Arrangement Description);

1.1.3	no COS Group Company (i) creates, allots or issues or agrees to create, allot, or issue any share or loan capital or other security; (ii) grants any option over or right to subscribe for any share or loan capital or other security; or (iii) creates any Liens or Encumbrances over the Holdco Shares or the shares of any COS Group Company;

1.1.4	no COS Group Company enters into any agreement with any Tax authority, or makes any claim or election in respect of Tax or submits any Tax return or other Tax document to any Tax authority other than the ones related to the application for SIFIDE Payments in respect of 2009 and 2010;

1.1.5	no COS Group Company or the Seller or any of its Affiliates sells or purchases or disposes of any interest in any share or loan capital or other security of any COS Group Company;

1.1.6	no changes are made in terms of employment (including pension fund commitments) of the directors and employees of any COS Group Company other than those required by law;

1.1.7	no COS Group Company employs or agrees to employ any new persons fully or part time other than if necessary for the replacement of current employees and no Key Manager shall be dismissed from employment; and

1.1.8	no action is taken by the Seller or any of it Affiliates or any COS Group Company, which is inconsistent with the provisions of this Agreement or implementation of the Transaction.

2	Pending Closing, the Seller shall procure that neither it nor its Affiliates or any COS Group Company agrees to or permits (except with WireCo’s prior written consent):

2.1.1	any matter or action which is outside of the ordinary and usual course;

2.1.2	the reorganisation of any COS Group Company, or the discontinuance of any part of its business;

Execution version

2.1.3	any entry into or termination of any contract or arrangement, save for entry into any contracts for the purchase or sale of inventory in the ordinary and usual course;

2.1.4	the incurrence or modification of any Indebtedness;

2.1.5	the institution or settlement of any litigation where it could result in a payment to or by a COS Group Company of an aggregate sum of €75,000 or more except for collection in the ordinary course of trading debts, none of which individually exceeds €300,000;

2.1.6	the entry into or material modification of any agreement with any trade union or other body representing its employees or relating to any works council;

For the purpose of this paragraph 2, “Indebtedness” means of any person, without duplication:

(i)	indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money;

(ii)	amounts owing under any conditional sale or other title retention agreement or as deferred purchase price for property or services, including all seller notes and “earn-out” payments;

(iii)	indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security,

(iv)	obligations under any interest rate, currency or other hedging agreement;

(v)	obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing;

(vi)	all capitalised lease obligations required to be recorded as capitalised leases under PGAAP

(vii)	keep-well agreements or similar obligations;

(viii)	guarantees with respect to any indebtedness of any other person of a type described in clauses (i) through (vii) above, and

(ix)	for clauses (i) through (viii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.

3	Access to management, books, records and information

3.1	From the date of this Agreement until Closing, the Seller shall use all reasonable endeavours to procure that, subject to clause 12 (Confidentiality), WireCo’s representatives shall be allowed such access as is reasonably requested, upon reasonable notice and during Working Hours:

3.1.1	to the management of each COS Group Company.

3.1.2	to books and records of each COS Group Company (including all statutory books, minute books, leases and contracts).

3.2	WireCo shall have no access to information (other than information which was provided during the Due Diligence) which can reasonably be classified as competitive such as purchasing prices, margins, supplier lists and customer lists.

Execution version

SCHEDULE 6

DISCLOSURE LETTER

Execution version

SCHEDULE 7

FORM OF CLOSING CONFIRMATION NOTICE

To: [insert name and address of Deposit Escrow Agent]

Date:

Dear Sirs

Closing Confirmation Notice

We refer to the deposit escrow agreement dated [•] between Família Oliveira Sá, SGPS, S.A., WRCA Portugal Sociedade Unipessoal LDA and [insert name of Deposit Escrow Agent] (the Deposit Escrow Agreement). Words and expressions used in this notice shall have the meanings as defined in the Deposit Escrow Agreement.

This Closing Confirmation Notice is being provided to you in accordance with clause 4.1 of the Deposit Escrow Agreement.

We hereby inform you that Closing has occurred and, in accordance with clause 3.1(a) of the Deposit Escrow Agreement, you are instructed to pay the full Deposit Escrow Amount to the Seller.

Signed:

For and on behalf of Família Oliveira Sá, SGPS, S.A.	For and on behalf of WRCA Portugal Sociedade Unipessoal LDA